As filed with Securities and Exchange Commission on May 11, 2012

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERITAGE HOMES CORPORATION

Co-registrants are listed on the following page

(Exact name of registrant as specified in its charter)

Maryland	1531	86-0611231
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

17851 North 85th Street, Suite 300

Scottsdale, Arizona 85255

(480) 515-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Larry W. Seay

Executive Vice President and Chief Financial Officer

17851 North 85th Street, Suite 300

Scottsdale, Arizona 85255

(480) 515-8100

(Name, address, including zip code,

and telephone number,

including area code, of agent for service)

Copies to: Jeffrey E. Beck Snell & Wilmer L.L.P. One Arizona Center 400 East Van Buren Phoenix, Arizona 85004-2202 (602) 382-6316

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer set forth in the registration rights agreement described in the enclosed prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee
7% Senior Notes due 2022	$300,000,000	100%	$300,000,000	$34,380
Guarantees of 7% Senior Notes due 2022	$300,000,000	(2)	(2)	(2)

(1)	The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”). For purposes of this calculation, the offering price per note was assumed to be the stated principal amount of each original note that may be received by the registrant in the exchange transaction in which the notes will be offered.
(2)	The guarantees are the full and unconditional guarantee of Meritage Homes Corporation’s payment obligations under its 7% Senior Notes due 2022 by its direct and indirect wholly-owned subsidiaries listed as co-registrants on the following page. No separate consideration will be received for the guarantees. In accordance with Rule 457(n) under the Securities Act, no separate fee is required for the registration of guarantees.

Table of Co-Registrants

The following direct and indirect wholly-owned subsidiaries of Meritage Homes Corporation will fully and unconditionally guarantee Meritage Homes Corporation’s payment obligations under its 7% Senior Notes due 2022 and are co-registrants under this registration statement. The address, including zip code, and telephone number, including area code, of each co-registrant is 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255, (480) 515-8100.

Name of Each Co-Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification No.
Meritage Paseo Crossing, LLC	Arizona	86-1006497
Meritage Paseo Construction, LLC	Arizona	86-0863537
Meritage Homes of Arizona, Inc.	Arizona	86-1028848
Meritage Homes Construction, Inc.	Arizona	86-1028847
Meritage Homes of California, Inc.	California	86-0917765
Meritage Homes of Nevada, Inc.	Arizona	43-1976353
Meritage Holdings, L.L.C.	Texas	42-1732552
Meritage Homes of Texas Holding, Inc.	Arizona	86-0875147
Meritage Homes of Texas Joint Venture Holding Company, LLC	Texas	75-2771799
Meritage Homes of Texas, LLC	Arizona	65-1308131
Meritage Homes Operating Company, LLC	Arizona	65-1308133
MTH-Cavalier, LLC	Arizona	86-0863537
MTH Golf, LLC	Arizona	56-2379206
Meritage Homes of Colorado, Inc.	Arizona	20-1091787
Meritage Homes of Florida, Inc.	Florida	59-1107583
California Urban Homes, LLC	California	20-2707345
WW Project Seller, LLC	Arizona	86-1006497
Meritage Homes of North Carolina, Inc.	Arizona	27-5411983
Carefree Title Agency, Inc.	Texas	45-3742536
M&M Fort Myers Holdings, LLC	Delaware	26-3996740

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 11, 2012

PROSPECTUS

OFFER TO EXCHANGE

$300,000,000 of 7% Senior Notes due 2022

that have been registered under the Securities Act of 1933

and guaranteed fully and unconditionally by all of our existing subsidiaries

(other than our Unrestricted Subsidiaries)

for any and all of our outstanding

$300,000,000 of 7% Senior Notes due 2022

that have not been registered under the Securities Act of 1933

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON                     , 2012, UNLESS EXTENDED.

We are offering to exchange up to $300 million aggregate principal amount of our registered 7% Senior Notes due 2022 (the “exchange notes”), for the identical aggregate principal amount of our outstanding unregistered 7% Senior Notes due 2022, which were issued on April 10, 2012 (the “outstanding notes”). The aggregate principal amount of the outstanding notes, and therefore, the aggregate principal amount of exchange notes which would be issued if all the outstanding notes were exchanged, is $300 million. The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2012 unless we extend the offer. We will exchange the exchange notes for all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer. The terms of the exchange notes to be issued will be identical in all material respects to those of the outstanding notes, except that the exchange notes do not have any transfer restrictions, registration rights or rights to additional interest. We will not receive any cash proceeds from the exchange offer.

The notes are our unsecured senior obligations. The notes rank equally with all of our other unsecured senior indebtedness.

Prior to the exchange offer, there has been no public market for the exchange notes. We do not currently intend to list the exchange notes on a securities exchange or seek approval for quotation of the exchange notes on an automated quotation system. Therefore, it is unlikely that an active trading market for the exchange notes will develop.

The exchange agent for the exchange offer is Wells Fargo Bank, National Association.

See “Risk Factors” beginning on page 10, for a discussion of certain factors that should be considered in evaluating the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012.

ADDITIONAL INFORMATION

This prospectus incorporates important business and financial information about us that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. You may request a copy of this information, at no cost, by calling us or by writing to us at our principal executive offices in Arizona at the following address:

Meritage Homes Corporation

17851 North 85th Street, Suite 300

Scottsdale, Arizona 85255

Attention: Investor Relations

Telephone: (480) 515-8100

In order to obtain timely delivery, you must make your request no later than five business days before the expiration of the exchange offer. The exchange offer will expire on                     , 2012, unless extended.

Our obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to file periodic reports and other information with the SEC may be suspended, under certain circumstances, if our common stock and exchange notes are each held by fewer than 300 holders of record at the beginning of any fiscal year and are not listed on a national securities exchange. We have agreed that, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission (the “SEC”), for so long as any of the exchange notes remain outstanding we will furnish to the holders of the exchange notes, and if required by the Exchange Act, file with the SEC, all annual, quarterly and current reports that we are or would be required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, we have agreed that, as long as any of the outstanding notes remain outstanding, we will make the information required by Rule 144A(d)(4) under the Securities Act of 1933, as amended (the “Securities Act”), available to any prospective purchaser of outstanding notes or beneficial owner of outstanding notes in connection with a sale of them.

No person has been authorized to give any information or to make any representations, other than those contained in this prospectus. If given or made, that information or those representations may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to or solicitation of any person in any jurisdiction in which such an offer or solicitation would be unlawful.

(i)

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and may not contain all of the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire document (including the documents incorporated herein by reference) and the documents to which we have referred you. Unless otherwise indicated in this prospectus, the terms “Meritage,” the “Company,” “we,” “our” and “us” refer to Meritage Homes Corporation and its subsidiaries and predecessors as a combined entity.

MERITAGE HOMES CORPORATION

We are a leading designer and builder of single-family attached and detached homes based on the number of home closings. We build in the historically high-growth regions of the western and southern United States and offer a variety of homes that are designed to appeal to a wide range of homebuyers, including first-time, move-up, active adult and luxury. We have operations in three regions: West, Central and East, which are comprised of seven states: Arizona, California, Nevada, Texas, Colorado, Florida, and North Carolina. These three regions are our principal business segments. In 2011, we entered the Raleigh, North Carolina market and announced our expansion within Florida into the Tampa market as well as the wind-down of our operations in Nevada.

Our homebuilding and marketing activities are conducted primarily under the Meritage Homes brand, except in Arizona and Texas, where we also operate under the name Monterey Homes. At March 31, 2012, we were actively selling homes in 150 communities, with base prices ranging from approximately $105,000 to $683,000.

CORPORATE INFORMATION

We are a Maryland corporation. Our principal offices are at 17851 North 85th Street, Suite 300, Scottsdale, Arizona. Our telephone number at these offices is (480) 515-8100. Our website address is www.meritagehomes.com. The information on our website is not part of this prospectus.

RECENT DEVELOPMENTS

In the first quarter of 2012, we achieved significant improvements in sales, closings and backlog year over year. Aided by a higher beginning backlog at the start of 2012 and coupled with increased sales in the first three months, we believe our first quarter results are indicative of increased demand and consumer confidence, which should translate into higher profitability throughout the year. As interest rates and selling prices are still attractively low and while our current operating results indicate a recovering and stronger housing market, we recognize that we are still operating in a volatile economic environment and are cautiously optimistic about our future operational outlook. We believe the housing market will continue to gradually strengthen to the extent the overall economy continues to improve.

Total home closing revenue was $204.0 million for the three months ended March 31, 2012, increasing 14.9% from the same period last year. The increase in closings of 81 units was further aided by a 2.7% increase in average sales price of $7,000. We reported net loss of $4.8 million for the three months ended March 31, 2012, as compared to net loss of $6.7 million for the same period in 2011. Although closings increased over the prior year, we did not generate sufficient closing volume and gross profit to fully cover our overhead costs. Our first quarter closings are typically our lowest due to seasonality, and based on our historical trends and our high ending backlog, we expect improved results for the remainder of 2012.

At March 31, 2012, our backlog of $353.2 million reflects an increase of 44.2%, or $108.2 million, when compared to the backlog at March 31, 2011. The backlog improvement reflects a 36.2% increase in unit sales in the first quarter, as well as higher average sales price on homes sold of 2.6% for the quarter as compared to the same period a year ago. In the first quarter of 2012, we were also able to maintain our low cancellation rate on sales orders at 15% of gross orders as compared to 17% in the same period a year ago.

We have entered into preliminary discussions with various financial institutions (including affiliates of each of the initial purchasers of the notes) regarding a potential new unsecured revolving credit facility. Such discussions are at a preliminary stage and there can be no assurance that such a facility will be available on terms that are acceptable to us, or at all, and even if available, that we will enter into such a facility or any similar facility.

The following table presents selected financial and operating data of Meritage Homes Corporation and subsidiaries as of and for each of the last three years ended December 31, 2011 and as of and for the three-month periods ended March 31, 2012 and 2011 (dollars in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2011	2010	2009	2012	2011
Operating Data:
Homes closed (units)	3,268	3,700	4,039	759	678
Home closing revenue	$860,884	$940,406	$962,797	$204,022	$177,489
Homes ordered (units)	3,405	3,383	3,853	1,144	840
Sales order value	$907,922	$854,687	$912,301	$308,329	$220,612
Backlog at end of period (homes)	915	778	1,095	1,300	940
Backlog at end of period	$248,854	$201,816	$287,535	$353,161	$244,939

	Year Ended December 31,			Three Months Ended March 31,
	2011	2010	2009	2012	2011
Balance Sheet and Cash Flow Data:
Real estate	$815,425	$738,928	$675,037	$868,034	$757,653
Total assets	$1,221,378	$1,224,938	$1,242,667	$1,217,614	$1,218,934
Senior and senior subordinated notes	$606,409	$605,780	$605,009	$606,567	$605,937
Total liabilities	$732,466	$724,943	$757,242	$730,748	$722,367
Stockholders’ equity	$488,912	$499,995	$485,425	$486,866	$496,567
Cash provided by / (used in)
Operating activities	$(74,136)	$32,551	$184,074	$(55,362)	$(24,563)
Investing activities	$141,182	$(174,515)	$(145,419)	$(28,702)	$22,600
Financing activities	$2,613	$(3,414)	$4,753	$1,055	$1,518

SELECTED FINANCIAL DATA

The following table presents selected historical consolidated financial and operating data of Meritage Homes Corporation and subsidiaries as of and for each of the last five years ended December 31, 2011, and as of and for the three-month period ended March 31, 2012. The financial data has been derived from our audited consolidated financial statements and related notes for the periods presented. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in Meritage’s Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein. These historical results may not be indicative of future results.

	Historical Consolidated Financial Data (Dollars in thousands, except per share amounts)
	Three Months Ended March 31, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Statement of Operations Data:
Total closing revenue	$204,350	$861,244	$941,656	$970,313	$1,523,068	$2,343,594
Total cost of closings	$(168,821)	$(704,812)	$(767,509)	$(840,046)	$(1,322,544)	$(1,990,190)
Impairments	$(293)	$(15,324)	$(6,451)	$(126,216)	$(237,439)	$(340,358)

Gross profit/(loss)	$35,236	$141,108	$167,696	$4,051	$(36,915)	$13,046
Commissions and other sales costs	$(18,977)	$(74,912)	$(76,798)	$(78,683)	$(136,860)	$(196,464)
General and administrative expenses	$(14,721)	$(64,184)	$(59,784)	$(59,461)	$(64,793)	$(104,745)
Goodwill and intangible asset impairments	—	—	—	—	$(1,133)	$(130,490)
Earnings/(loss) from unconsolidated entities, net (1)	$1,423	$5,849	$5,243	$4,013	$(17,038)	$(40,229)
Interest expense	$(7,371)	$(30,399)	$(33,722)	$(36,531)	$(23,653)	$(6,745)
(Loss)/gain on extinguishment of debt	$—	—	$(3,454)	$9,390	—	—
Other (loss)/income	$(164)	$2,162	$3,303	$2,422	$4,426	$9,145

(Loss)/earnings before income taxes	$(4,574)	$(20,376)	$2,484	$(154,799)	$(275,966)	$(456,482)
(Provision for)/benefit for income taxes	$(180)	$(730)	$4,666	$88,343	$(15,969)	$167,631

Net (loss)/earnings	$(4,754)	$(21,106)	$7,150	$(66,456)	$(291,935)	$(288,851)

(Loss)/earnings per common share:
Basic	$(0.15)	$(0.65)	$0.22	$(2.12)	$(9.95)	$(11.01)
Diluted	$(0.15)	$(0.65)	$0.22	$(2.12)	$(9.95)	$(11.01)

Balance Sheet Data (at period end):
Cash, cash equivalents, investments and securities and restricted cash	$276,787	$333,187	$412,642	$391,378	$205,923	$27,677
Real estate	$868,034	$815,425	$738,928	$675,037	$859,305	$1,267,879
Total assets	$1,217,614	$1,221,378	$1,224,938	$1,242,667	$1,326,249	$1,748,381
Senior and senior subordinated notes, loans payable and other borrowings	$606,567	$606,409	$605,780	$605,009	$628,968	$729,875
Total liabilities	$730,748	$732,466	$724,943	$757,242	$799,043	$1,018,217
Stockholders’ equity	$486,866	$488,912	$499,995	$485,425	$527,206	$730,164

Cash Flow Data:
Cash (used in)/provided by:
Operating activities	$(55,362)	$(74,136)	$32,551	$184,074	$199,829	$(20,613)
Investing activities	$(28,702)	$141,182	$(174,515)	$(145,419)	$(23,263)	$(9,677)
Financing activities	$1,055	$2,613	$(3,414)	$4,753	$1,680	$1,257

(1)	Earnings/(loss) from unconsolidated entities in 2011, 2010, 2009, 2008 and 2007 includes $0, $300,000, $2.8 million, $26.0 million and $57.9 million, respectively, of joint venture investment impairments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the three-month period ended March 31, 2012 and for each of the years ended December 31, 2011, 2010, 2009, 2008 and 2007.

	Three Months Ended March 31, 2012		Year Ended December 31,
			2011		2010	2009	2008	2007
Ratio of Earnings to Fixed Charges (1)	0.5x	(2)	0.5x	(2)	1.2x	(2)	(2)	(2)
Pro Forma Ratio of Earnings to Fixed Charges	0.4x	(3)	0.5x	(3)

(1)	There was no outstanding preferred stock during the periods presented; therefore, the ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends were the same.
(2)	Earnings were not adequate to cover fixed charges by $5.8 million, $22.9 million, $134.9 million, $237.3 million and $408.7 million for the three months ended March 31, 2012 and for the years ended December 31, 2011, 2009, 2008 and 2007, respectively.
(3)	Pro forma earnings were not adequate to cover fixed charges by $6.4 million for the three months ended March 31, 2012 and $25.1 million for the year ended December 31, 2011.

For additional information, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which are incorporated into this prospectus by reference.

ISSUANCE OF THE OUTSTANDING NOTES

We sold the outstanding $300 million aggregate principal amount of Senior Notes due 2022 to Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchasers, on April 10, 2012 pursuant to a purchase agreement dated March 27, 2012, between the initial purchasers and us. The initial purchasers subsequently resold the outstanding notes in reliance on Rule 144A and Regulation S under the Securities Act. We and the initial purchasers also entered into a registration rights agreement pursuant to which we agreed to offer to exchange the outstanding notes for exchange notes registered under the Securities Act and also granted holders of the outstanding notes rights under some circumstances to have resales of outstanding notes registered under the Securities Act. The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. See “The Exchange Offer — Purposes and Effects.”

The outstanding notes were issued under an indenture dated as of April 10, 2012, between Meritage Homes Corporation, its subsidiary guarantors and Wells Fargo Bank, National Association, as trustee. The exchange notes are also being issued under this indenture and will be entitled to the benefits of this indenture. The form and terms of the exchange notes will be identical in all material respects with the form and terms of the outstanding notes, except that (1) the exchange notes will have been registered under the Securities Act and, therefore, will not bear legends describing restrictions on transfer, and (2) holders of exchange notes will not be, and upon the completion of the exchange offer, holders of outstanding notes will no longer be, entitled to certain rights under the registration rights agreement intended for the holders of unregistered securities. The exchange offer will be deemed completed upon the delivery by us to the exchange agent under the indenture of exchange notes in the same aggregate principal amount as the aggregate principal amount of outstanding notes that are validly tendered and not withdrawn by holders of outstanding notes in response to the exchange offer. See “The Exchange Offer — Termination of Certain Rights” and “— Procedures for Tendering” and “Description of the Exchange Notes.”

We used the net proceeds from the offering of the outstanding notes to repurchase or redeem all $285 million aggregate principal amount of our 6.25% Senior Notes due 2015, and we used the remaining net proceeds, together with available cash, to repurchase approximately $26 million aggregate principal amount of our outstanding 7.731% Senior Subordinated Notes due 2017. We will receive no proceeds from completion of the exchange offer.

THE EXCHANGE OFFER

The Exchange Offer	We are offering to exchange $300 million aggregate principal amount of our 7% senior registered notes due 2022 for the identical aggregate principal amount of our outstanding unregistered 7% Senior Notes due 2022. At the date of this prospectus, $300 million principal amount of outstanding notes are outstanding. See “The Exchange Offer — Terms of the Exchange Offer.”

Expiration of the Exchange Offer	5:00 p.m., New York City time, on , 2012, unless the exchange offer is extended (the day on which the exchange offer expires being the expiration date). See “The Exchange Offer — Expiration Date; Extension; Termination; Amendments.”

Conditions of the Exchange Offer	The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange. However, the exchange offer is subject to certain customary conditions, which we may waive. See “The Exchange Offer — Conditions of the Exchange Offer.”

Accrued Interest on the Outstanding Notes	The exchange notes will bear interest at the rate of 7% per annum from and including their date of issuance. When the first interest payment is made with regard to the exchange notes, we will also pay interest on the outstanding notes which are exchanged, from the date they were issued or the most recent interest date on which interest had been paid (if applicable) to, but not including, the day the exchange notes are issued. Interest on the outstanding notes which are exchanged will cease to accrue on the day prior to the day on which the exchange notes are issued. The interest rate on the outstanding notes may increase under certain circumstances if we are not in compliance with our obligations under the registration rights agreement. See “Description of the Exchange Notes.”

Procedures for Tendering the Outstanding Notes	In order to exchange your outstanding notes for exchange notes, you must validly tender and not withdraw them at or before 5:00 p.m. New York City time on the expiration date. You must follow the procedures established by The Depository Trust Company (“DTC”) for tendering the outstanding notes. These automated tender offer program (“ATOP”) procedures require that the exchange agent receive, prior to the expiration of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP, and that DTC confirm that:

•	DTC has received your instructions to exchange your outstanding notes; and

•	you agree to be bound by the terms of the letter of transmittal.

You may tender your outstanding notes for exchange notes in whole or in part in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. By agreeing to the terms of the letter of transmittal, a holder will represent to us that, among other things, the person acquiring the outstanding notes will be doing so in the ordinary course of the person’s business, whether or not the person is the holder, that neither the holder nor any other person is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of the exchange notes and that neither the holder nor any such other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of ours. Each broker or dealer that receives exchange notes for its own account in exchange for outstanding notes which were acquired by the broker or dealer as a result of market-making activities or other trade activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and the procedures for book-entry transfer cannot be completed by the expiration of the exchange offer, you may tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of the Outstanding Notes and Delivery of the Exchange Notes	Upon satisfaction or waiver of all conditions to the exchange offer, we will accept any and all outstanding notes that are properly tendered in response to the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after expiration of the exchange offer. See “The Exchange Offer — Procedures for Tendering.”

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer — Withdrawal of Tenders.”

The Exchange Agent	Wells Fargo Bank, National Association is the exchange agent. The address and telephone number of the exchange agent are set forth in “The Exchange Offer — Exchange Agent.”

Fees and Expenses	We will bear all expenses incident to our consummation of the exchange offer and compliance with the registration rights agreement. We will also pay any transfer taxes which are applicable to the exchange offer (but not transfer taxes due to transfers of outstanding notes or exchange notes by the holder). See “The Exchange Offer — Fees and Expenses.”

Resales of the Exchange Notes

Based on interpretations by the staff of the SEC set forth in no-action letters issued to persons unrelated to us, we believe exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by the holder (other than (1) a broker-dealer who purchased the outstanding notes directly from us for resale pursuant to Rule 144A under the Securities Act or another exemption under the Securities Act or (2) a person that is an affiliate of ours, as that term is defined in Rule 405 under the Securities Act), without registration or the need to deliver a prospectus under the Securities Act, provided that the holder is acquiring the exchange notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which outstanding notes were acquired by the broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “The Exchange Offer — Purposes and Effects.”

Federal Income Tax Consequences	The exchange offer will not be treated as a taxable event for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

THE EXCHANGE NOTES

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture under which both the outstanding notes were, and the exchange notes will be, issued. The following summary is not intended to be complete. For a more detailed description of the exchange notes, see “Description of the Exchange Notes.”

Securities Offered	$300,000,000 aggregate principal amount of 7% Senior Notes due 2022.

Maturity Date	April 1, 2022

Interest Rate	The exchange notes will bear interest at 7% per year (calculated using a 360-day year composed of twelve 30-day months).

Interest Payment Dates	April 1 and October 1 of each year, beginning on October 1, 2012.

Sinking Fund	None

Ranking	The exchange notes will be our senior unsecured and unsubordinated obligations and rank equally with all of our other senior unsecured and unsubordinated indebtedness from time to time outstanding.

Guarantees	All of our current wholly owned subsidiaries will guarantee the exchange notes. See “Description of the Exchange Notes — Note Guarantees.”

Redemption at our Option	We may redeem any or all of the exchange notes at any time at a redemption price equal to the greater of (a) 100% of the principal amount of the notes being redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the comparable treasury rate plus 50 basis points, plus, in either case, accrued and unpaid interest on the notes to the redemption date.

Exchange Offer; Registration Rights	In connection with the issuance of the outstanding notes on April 10, 2012, we and the guarantors agreed to use our reasonable best efforts to register the exchange notes with the SEC. We agreed to file a registration statement for the exchange notes within 120 days after the issue date of the outstanding notes on April 10, 2012, and we agreed to use our reasonable best efforts to cause the registration statement to be declared effective within 150 days after the issue date of the outstanding notes, and to complete the offer to exchange the exchange notes for the outstanding notes within 210 days after the issue date of the outstanding notes. If we fail to meet any of the targets listed above, the annual interest rate on the outstanding notes will increase, initially by 0.25% per year, and by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year. When we have cured all of the registration defaults, the interest rate on the outstanding notes will revert to the original level.

Certain Indenture Provisions	The Indenture governing the exchange notes contains covenants limiting our and some of our subsidiaries’ ability to create liens securing indebtedness or enter into sale and leaseback transactions. These covenants are subject to important exceptions and qualifications. See “Description of the Exchange Notes — Certain Covenants.”

Use of Proceeds	We used the net proceeds from the offering of the outstanding notes to repurchase or redeem all $285 million aggregate principal amount of our 6.25% Senior Notes due 2015, and we used the remaining net proceeds, together with available cash, to repurchase approximately $26 million aggregate principal amount of our outstanding 7.731% Senior Subordinated Notes due 2017. We will receive no proceeds from completion of the exchange offer. See “Use of Proceeds.”

Offer to Repurchase Upon a Change of Control Triggering Event	Upon a Change of Control Triggering Event, we will be required to make an offer to repurchase all outstanding exchange notes at a price in cash equal to 101% of the principal amount of the exchange notes, plus any accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Exchange Notes — Change of Control.”

Trustee	Wells Fargo Bank, National Association

Risk Factors	Investing in the exchange notes involves a high degree of risk. See “Risk Factors” for a description of risks you should particularly consider before investing in the exchange notes.

RISK FACTORS

In this section, we describe risks relating to the exchange notes. Investors considering investing in the exchange notes should read the description of risks relating to our business included in Item 1A of our Annual Report on Form 10-K for our fiscal year ended December 31, 2011 and in our subsequent filings with the SEC. If any of those risks develop into actual events, the exchange notes or our business, financial condition, results of operations, cash flows, strategies or properties could be materially adversely affected.

Our level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations on the notes.

As of March 31, 2012 after giving effect to the issuance of the outstanding notes and the application of the proceeds therefrom, we would have had $595.9 million of indebtedness. In addition, subject to restrictions in the indenture governing the exchange notes offered hereby and the indentures for our existing senior and senior subordinated notes, we may incur additional indebtedness. The high level of our indebtedness could have important consequences to you, including the following:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•

we must use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other indebtedness, which will reduce the funds available to us for other purposes such as capital expenditures;

•

our level of indebtedness may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

•	we are more vulnerable to economic downturns and adverse developments in our business.

We expect to obtain the money to pay our expenses and to pay the interest on the notes and the principal payments and interest on our other debt from cash flow from our operations. After giving effect to the issuance of the notes and the application of the proceeds therefrom, our current annual debt service requirements for our existing senior and senior subordinated notes is approximately $43 million.

We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt, including the exchange notes, and meet our other obligations. If we do not have sufficient funds, we may be required to refinance all or part of our existing debt, including the exchange notes, sell assets or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us, if at all. In addition, the terms of existing or future debt agreements may restrict us from pursuing any of these alternatives.

The indentures governing our existing senior and senior subordinated notes impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions.

The indentures governing our existing senior and senior subordinated notes impose significant operating and financial restrictions on us. These restrictions limit the ability of us and our subsidiaries, among other things, to:

•	incur additional indebtedness or liens;

•	pay dividends or make other distributions;

•	repurchase our stock;

•	make investments;

•	sell assets;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable.

Upon a Change of Control Triggering Event, we may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture governing the notes, which would violate the terms of the exchange notes.

Upon a Change of Control Triggering Event, we will be required to make an offer to repurchase all outstanding notes at a price in cash equal to 101% of the principal amount of the exchange notes, plus any accrued and unpaid interest to, but not including, the repurchase date. To the extent that we are required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the Indenture governing the notes. See “Description of the Exchange Notes — Change of Control.”

There is uncertainty about the meaning of the phrase “all or substantially all” under applicable laws in connection with determining whether a change of control has occurred.

One of the events that triggers our obligation to repurchase the exchange notes upon a Change in Control Triggering Event is the sale of all or substantially all of our assets. The phrase “all or substantially all” as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the law that governs the indenture and is subject to judicial interpretation. In certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of our assets, and therefore, it may be unclear as to whether a change of control has occurred and whether you have the right to require us to repurchase the notes.

The terms of the indenture governing the exchange notes provide only limited protection against significant corporate events that could affect adversely your investment in the exchange notes.

While the indenture governing the exchange notes contains terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the exchange notes. As described under “Description of the Exchange Notes — Certain Covenants — Change of Control,” upon the occurrence of a change of control triggering event, holders are entitled to require us to repurchase their exchange notes at 101% of their principal amount. However, the definition of the term “change of control triggering event” is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your exchange notes. If we were to enter into a significant corporate transaction that negatively affects the value of the exchange notes, but would not constitute a change of control triggering event, you would not have any rights to require us to repurchase the exchange notes prior to their maturity, which also would adversely affect your investment.

Fraudulent conveyance considerations.

Under fraudulent conveyance laws, the guarantees by our subsidiaries might be subordinated to existing or future indebtedness incurred by those subsidiaries, or might not be enforceable, if a court or a creditors representative, such as a bankruptcy trustee, concluded that those subsidiaries:

•	received less than fair consideration for the guarantees;

•	were rendered insolvent as a result of issuing the guarantees;

•	were engaged in a business or transaction for which our subsidiaries’ remaining assets constituted unreasonably small capital;

•	intended to incur, or believed that we or they would incur, debts beyond our or their ability to pay as those debts matured; or

•	intended to hinder, delay or defraud our or their creditors.

The measure of insolvency varies depending upon the law of the relevant jurisdiction. Generally, however, a company is considered insolvent if its debts are greater than the fair value of its property, or if the fair saleable value of its assets is less than the amount that would be needed to pay its probable liabilities as its existing debts matured and became absolute.

Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent conveyance. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent conveyance law.

The guarantees provided by us and our subsidiaries are subject to certain defenses that may limit your right to receive payment from the guarantors with regard to the exchange notes.

Although the guarantees provide the holders of the exchange notes with a direct claim against the assets of the guarantors, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances. To the extent that the guarantees are not enforceable, you would not be able to assert a claim successfully against such guarantors.

Because the notes are structurally subordinated to the obligations of our subsidiaries that are not guarantors, you may not be fully repaid if we become insolvent.

Substantially all of our operating assets are held by our subsidiaries. Holders of any indebtedness of any of our future subsidiaries that are not guarantors and other creditors of any of those subsidiaries, including trade creditors, have and will have access to the assets of those subsidiaries that are prior to those of the noteholders. As a result, the exchange notes are structurally subordinated to the debts, and other obligations of those non-guarantor subsidiaries.

There is no public market for the exchange notes, so you may be unable to sell the exchange notes.

The exchange notes are new securities for which there is currently no public trading market. Consequently, the exchange notes may be relatively illiquid, and you may be unable to sell your exchange notes. We do not intend to list the exchange notes on any securities exchange or to include the exchange notes in any automated quotation system.

There may be adverse consequences to holders of outstanding notes that do not tender their outstanding notes pursuant to the exchange offer.

If you fail to properly exchange your outstanding notes for exchange notes, you will continue to hold outstanding notes subject to transfer restrictions, and the liquidity of the trading market for any untendered outstanding notes may be substantially limited.

We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. You should allow sufficient time to ensure timely delivery of the outstanding notes, and you should carefully follow the instructions on how to tender your outstanding notes set forth under the “The Exchange Offer — Procedures for Tendering” and in the letter of transmittal that accompanies this prospectus. Neither we nor the exchange agent are required to notify you of any defects or irregularities relating to your tender of notes.

The holders of outstanding notes that do not exchange them pursuant to this exchange offer will continue to be subject to restrictions on the transfer of the outstanding notes because the issuance of the outstanding notes was not registered under the Securities Act or registered or qualified under any state securities laws. We do not currently anticipate that, except in certain limited circumstances, we will register the outstanding notes under the Securities Act. To the extent that we exchange outstanding notes as a result of this exchange offer, the ability to trade untendered outstanding notes may be adversely affected.

USE OF PROCEEDS

We used the net proceeds from the offering of the outstanding notes to repurchase or redeem all $285 million aggregate principal amount of our 6.25% Senior Notes due 2015, and we used the remaining net proceeds, together with available cash, to repurchase approximately $26 million aggregate principal amount of our outstanding 7.731% Senior Subordinated Notes due 2017. We will receive no proceeds from completion of the exchange offer.

CAPITALIZATION

The table below shows our cash and cash equivalents and capitalization on an actual, and as adjusted basis as of March 31, 2012. The as adjusted data gives effect to the issuance of $300 million aggregate principal amount of the notes and the use of the proceeds (together with cash on hand) to repurchase or redeem all of our 6.25% Senior Notes due 2015 and to repurchase approximately $26.1 million aggregate principal amount of our outstanding 7.731% Senior Subordinated Notes due 2017.

	As of March 31, 2012
	Actual	As Adjusted
	(In thousands)
Cash and equivalents, investments and securities and restricted cash (1)	$276,787	$256,889

Debt:
6.25% Senior Notes due 2015 (2)	284,584	—
7.731% Senior Subordinated Notes due 2017	125,875	99,825
7.15% Senior Notes due 2020 (3)	196,108	196,108
7.00% Senior Notes due 2022 offered hereby	—	300,000

Total debt	606,567	595,933
Stockholders’ equity:
Preferred stock, par value $0.01, none issued and outstanding	—	—
Common stock, par value $0.01	406	406
Additional paid-in capital	481,545	481,545
Retained earnings	193,688	188,147
Treasury stock, at cost	(188,773)	(188,773)

Total stockholders’ equity	486,866	481,325

Total capitalization	$1,093,433	$1,077,258

(1)	Change in balance includes an estimated loss of $3.7 million on the call of existing debt.
(2)	Net of unamortized discount of $416,000 at March 31, 2012.
(3)	Net of unamortized discount of $3.9 million at March 31, 2012.

DESCRIPTION OF THE EXCHANGE NOTES

As used below in this “Description of the Exchange Notes” section, the “Issuer” means Meritage Homes Corporation, a Maryland corporation, and its successors, but not any of its subsidiaries. The Issuer will issue the exchange notes described herein (which we sometimes refer to as the “Notes” or the “notes”) under an indenture, dated as of April 10, 2012, among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee. The terms of the notes include those set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The following is a summary of the material terms and provisions of the notes. As used in this “Description of the Exchange Notes,” the terms “Notes” and “notes” mean the series of the Issuer’s senior debt securities issued under the indenture designated as its 7% Senior Notes due 2022, in each case except as otherwise expressly provided or as the context otherwise requires. The following summary does not purport to be a complete description of the notes and is subject to the detailed provisions of the indenture. You can find definitions of certain terms used in this description under the heading “— Certain Definitions.”

PRINCIPAL, MATURITY AND INTEREST

The notes will mature on April 1, 2022. The notes will bear interest at the rate shown on the cover page of this prospectus, payable on April 1 and October 1 of each year, commencing on October 1, 2012, to Holders of record at the close of business on March 15 or September 15, as the case may be immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

The notes will be issued in registered form, without coupons, and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Issuer may issue an unlimited amount of notes having identical terms and conditions to the notes being issued in this offering (“Additional Notes”). Any Additional Notes will be part of the same issue as the notes being issued in this offering and will vote on all matters as one class with the notes being issued in this offering, including, without limitation, waivers, amendments, redemptions and offers to purchase. For purposes of the “Description of the Exchange Notes,” references to the notes include Additional Notes, if any.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

If a holder has given wire transfer instructions to the Issuer at least ten business days prior to the applicable payment date, the Issuer will make all payments (but only to the extent the Issuer acts as its own paying agent) on such holder’s notes in accordance with those instructions. Otherwise, payments on the notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of Minneapolis, Minnesota unless the Issuer elects to make interest payments (but only to the extent the Issuer acts as its own paying agent) by check mailed to the holders at their addresses set forth in the register of holders.

RANKING

The notes will be general unsecured obligations of the Issuer. The notes will rank senior in right of payment to all future obligations of the Issuer that are, by their terms, expressly subordinated in right of payment to the notes and pari passu in right of payment with all existing and future unsecured obligations of the Issuer that are not so subordinated. Each note guarantee will be a general unsecured obligation of the Guarantor thereof and will rank senior in right of payment to all future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such note guarantee and pari passu in right of payment with all existing and future unsecured obligations of such Guarantor that are not so subordinated.

The notes and each note guarantee will be effectively subordinated to secured Indebtedness of the Issuer and the applicable Guarantor to the extent of the value of the assets securing such Indebtedness. Although the indenture contains limitations on the amount of additional Secured Indebtedness that the Issuer and the Subsidiaries may incur, under certain circumstances, the amount of this Indebtedness could be substantial. See “— Certain Covenants — Limitations on Secured Indebtedness.”

NOTE GUARANTEES

The Issuer’s obligations under the notes and the indenture will be jointly and severally guaranteed by each Guarantor.

As of the date of the issuance of the notes offered by this prospectus, all of our Subsidiaries except for our Unrestricted Subsidiaries will be Guarantors. However, our future Financing Services Subsidiaries will not be required to guarantee the notes. See “— Certain Covenants — Additional Note Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

The obligations of each Guarantor under its note guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its note guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such Guarantor under its note guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. However, this provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent conveyance law. Each Guarantor that makes a payment for distribution under its note guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of any Guarantor then held by the Issuer and the Subsidiaries, then that Guarantor will be released and relieved of any obligations under its note guarantee.

OPTIONAL REDEMPTION

We may, at our option, redeem the notes in whole at any time or in part from time to time, on at least 30 but not more than 60 days’ prior notice to holders, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed, or

•

the sum of the present values of the Remaining Scheduled Payments on the notes being redeemed, discounted to the date of redemption, on a semiannual basis, at the Treasury Rate plus 50 basis points (0.50%).

We will also pay accrued interest on the notes being redeemed to the date of redemption. In determining the redemption price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if fewer than four such Reference Treasury Dealer Quotations are provided to the trustee, the average of all such quotations.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and its successors; provided, however, that, if the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any note, the remaining scheduled payments of the principal (or of the portion) thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Issuer may acquire notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the indenture.

SELECTION AND NOTICE OF REDEMPTION

In the event that less than all of the notes are to be redeemed at any time pursuant to an optional redemption, selection of the notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, prorated, by lot or by such method as may be required by DTC’s procedures; provided, however, that no notes of a principal amount of $2,000 or less shall be redeemed in part.

Notice of redemption will be mailed by first-class mail (in the case of notes held in book entry form, sent by electronic transmission) at least 30 but not more than 60 days before the date of redemption to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon cancellation of the original note. On and after the date of redemption, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent for the notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the notes to be redeemed) pursuant to the indenture.

CHANGE OF CONTROL

Upon the occurrence of a Change of Control Triggering Event, each holder will have the right to require that the Issuer purchase that holder’s notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

Within 30 days following a Change of Control Triggering Event, the Issuer will mail, or caused to be mailed (in the case of notes held in book entry form, sent by electronic transmission), to the holders a notice:

(1) describing the transaction or transactions that constitute the Change of Control;

(2) offering to purchase, pursuant to the procedures required by the indenture and described in the notice, on a date specified in the notice (which shall be a business day not earlier than 30 days nor later than 60 days from the date the notice is sent) and for the Change of Control Purchase Price, all notes properly tendered by such holder pursuant to such change of control offer; and

(3) describing the procedures that holders must follow to accept the change of control offer.

The change of control offer is required to remain open for at least 20 business days or for such longer period as is required by law.

The Issuer will publicly announce the results of the change of control offer on or as soon as practicable after the date of purchase.

If a change of control offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the notes that might be delivered by holders seeking to accept the change of control offer. In addition, we cannot assure you that in the event of a Change of Control Triggering Event the Issuer will be able to obtain the consents necessary to consummate a change of control offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer.

The provisions described above that require us to make a change of control offer following a Change of Control Triggering Event will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require that the Issuer purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Issuer’s obligation to make a change of control offer will be satisfied if a third party makes the change of control offer in the manner and at the times and otherwise in compliance with the requirements applicable to a change of control offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the change of control offer.

A “Change of Control” includes certain sales of all or substantially all of the assets of the Issuer and the Subsidiaries. The phrase “all or substantially all” as used in the indenture (including as set forth under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders have the right to require the Issuer to purchase notes.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of notes pursuant to a change of control offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the indenture by virtue of this compliance.

CERTAIN COVENANTS

In connection with the notes, we have not agreed to any financial covenants or any restrictions on the payment of dividends or the issuance or repurchase of our securities. We have agreed to no covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction, other than with respect to certain change in control transactions. See “— Change of Control.”

Restrictions on Secured Debt

The indenture provides that the Issuer will not, and will not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the notes will be secured equally and ratably with (or prior to) such Secured Debt, with certain exceptions. This restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Debt which is secured by:

(1) Liens on model homes, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures and equipment located thereat, or thereon;

(2) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(3) Liens arising from conditional sales agreements or title retention agreements with respect to property acquired by the Issuer or a Restricted Subsidiary; and

(4) Liens securing Indebtedness of a Restricted Subsidiary owed to the Issuer or to a Wholly Owned Restricted Subsidiary of the Issuer.

Additionally, such permitted Secured Debt includes any amendment, restatement, supplement, renewal, replacement, extension or refunding in whole or in part, of Secured Debt permitted at the time of the original incurrence thereof.

In addition, the Issuer and its Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt, without equally or ratably securing the notes, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding (i) Secured Debt permitted under clauses (1) through (4) above and (ii) any Secured Debt in relation to which the notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1), (2) and (3) under “— Restrictions on Sale and Leaseback Transactions”) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

The provisions described above with respect to limitations on Secured Debt are not applicable to Non-Recourse Land Financing by virtue of the definition of Secured Debt, and will not restrict or limit our or our Restricted Subsidiaries’ ability to create, incur, assume or guarantee any unsecured Indebtedness, or of any subsidiary which is not a Restricted Subsidiary to create, incur, assume or guarantee any secured or unsecured Indebtedness.

Restrictions on Sale and Leaseback Transactions

The indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(1) written notice is promptly given to the trustee of the Sale and Leaseback Transaction;

(2) fair value is received by the Issuer or the relevant Restricted Subsidiary for the property sold (as determined in good faith pursuant to a resolution of the Board of Directors of the Issuer delivered to the trustee); and

(3) the Issuer or such Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, applies an amount equal to the net proceeds therefrom either:

•

to the redemption, repayment or retirement of debt securities of any series under the indenture (including the cancellation by the trustee of any debt securities of any series delivered by the Issuer to the trustee) or Senior Indebtedness of the Issuer, or

•	to the purchase by the Issuer or any Restricted Subsidiary of the Issuer of property substantially similar to the property sold or transferred.

In addition, the Issuer and its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (4) described in “— Restrictions on Secured Debt,” above or Secured Debt in relation to which the notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1), (2) and (3) above) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

Limitations on Mergers, Consolidations, Etc.

The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into (other than a merger that satisfies the requirements of clause (1) below with a Wholly Owned Restricted Subsidiary solely for the purpose of changing the Issuer’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and its Restricted Subsidiaries (taken as a whole) or (b) adopt a plan of liquidation unless, in either case:

(1) either:

(a) the Issuer will be the surviving or continuing Person; or

(b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a plan of liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation or limited liability company organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the trustee, all of the obligations of the Issuer under the notes, the indenture and the Registration Rights Agreement; provided that at any time the Successor is a limited liability company, there shall be a co-issuer of the notes that is a corporation; and

(2) immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing.

Except as provided under the caption “— Note Guarantees,” no Guarantor may consolidate with or merge with or into another Person, whether or not affiliated with such Guarantor, unless:

(1) either:

(a) such Guarantor will be the surviving or continuing Person; or

(b) the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance satisfactory to the trustee, all of the obligations of such Guarantor under the note guarantee of such Guarantor, the indenture and the Registration Rights Agreement; and

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Issuer, will be deemed to be the transfer of all or substantially all of the assets of the Issuer.

Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the notes or its note guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the indenture, the notes and the note guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a conveyance, transfer or lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the notes or in respect of its note guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the notes, the indenture and its note guarantee, if applicable.

Notwithstanding the foregoing, any Restricted Subsidiary may merge into the Issuer or another Restricted Subsidiary.

Additional Note Guarantees

If, after the Issue Date, the Issuer or any Restricted Subsidiary shall acquire or create another Restricted Subsidiary, then the Issuer shall cause such Subsidiary to:

(1) execute and deliver to the trustee (a) a supplemental indenture in form and substance satisfactory to the trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the notes and the indenture and (b) a notation of guarantee in respect of its note guarantee; and

(2) deliver to the trustee one or more opinions of counsel that such supplemental indenture:

(a) has been duly authorized, executed and delivered by such Restricted Subsidiary and

(b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Reports

Whether or not required by the SEC, so long as any notes are outstanding, the Issuer will furnish to the trustee and the holders of notes, within the time periods specified in the SEC’s rules and regulations (including any grace periods or extensions permitted by the SEC):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s independent registered public accounting firm; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. The Issuer and the Guarantors have agreed that, for so long as any notes remain outstanding, the Issuer will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

Each of the following is an “Event of Default”:

(1) failure by the Issuer to pay interest on any of the notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2) failure by the Issuer to pay the principal on any of the notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3) failure by the Issuer to comply with any of its agreements or covenants described above under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.”;

(4) failure by the Issuer to comply with any other agreement or covenant in the indenture and continuance of this failure for 30 days after notice of the failure has been given to the Issuer by the trustee or by the holders of at least 25% of the aggregate principal amount of the notes then outstanding;

(5) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness (other than Non-Recourse Land Financing) of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period,

(b) results in the acceleration of such Indebtedness prior to its express final maturity, or

(c) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness,

And in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates (i) $15.0 million or more or (ii) such lesser amount as may be applicable to the corresponding event of default in any other capital markets Indebtedness (other than Non-Recourse Land Financing) of the Issuer or any of its Restricted Subsidiaries which is outstanding on the Issue Date (the “cross acceleration provisions”);

(6) one or more judgments or orders that exceed (i) $15.0 million or (ii) such lesser amount as may be applicable to the corresponding event of default in any other capital market Indebtedness (other than Non-Recourse Land Financing) of the Issuer or any of its Restricted Subsidiaries which is outstanding on the Issue Date, in each case, in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered (the “judgment default provisions”);

(7) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any bankruptcy law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its assets, or

(d) makes a general assignment for the benefit of its creditors;

(8) a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(a) is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(b) appoints a custodian of the Issuer or any Significant Subsidiary or a custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(c) orders the liquidation of the Issuer or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days; or

(9) any note guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such note guarantee and the indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its note guarantee (other than by reason of release of a Guarantor from its note guarantee in accordance with the terms of the indenture and the note guarantee).

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer), shall have occurred and be continuing under the indenture, the trustee, by written notice to the Issuer, or the holders of at least 25% in aggregate principal amount of the notes then outstanding by written notice to the Issuer and the trustee, may declare all amounts owing under the notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of such outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the indenture. If an Event of Default specified in clause (7) or (8) with respect to the Issuer occurs, all outstanding notes shall become due and payable without any further action or notice.

The trustee shall, within 30 days after the occurrence of any Default with respect to the notes, give the holders written notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the notes or a Default in complying with “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.,” the trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the holders.

No holder will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the trustee:

(1) has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such holder and a request to act by holders of at least 25% in aggregate principal amount of notes outstanding;

(2) has been offered indemnity satisfactory to it in its reasonable judgment; and

(3) has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of or interest on such note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “— Events of Default” section).

The Issuer is required to deliver to the trustee annually a statement regarding compliance with the indenture and, upon any officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes. Legal defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the notes and the note guarantees, and the Indenture shall cease to be of further effect as to all outstanding notes and note guarantees, except as to:

(1) rights of holders to receive payments in respect of the principal of and interest on the notes when such payments are due from the trust funds referred to below,

(2) the Issuer’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trust, duties, and immunities of the trustee, and the Issuer’s obligation in connection therewith, and

(4) the legal defeasance provisions of the indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the indenture (including, without limitation, the cross acceleration provisions and the judgment default provisions), except as described otherwise in the indenture, and thereafter any omission to comply with such obligations shall not constitute a Default. In the event covenant defeasance occurs, certain Events of Default (not including nonpayment and, solely for a period of 91 days following the deposit referred to in clause (1) of the next paragraph, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply. The Issuer may exercise its legal defeasance option regardless of whether it previously exercised covenant defeasance.

In order to exercise either legal defeasance or covenant defeasance:

(1) the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders, U.S. legal tender, U.S. Government obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the notes, and the trustee must have a valid, perfected, exclusive security interest in such trust,

(2) in the case of legal defeasance, the Issuer shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

(a) the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred,

(3) in the case of covenant defeasance, the Issuer shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing),

(5) the legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound,

(6) the Issuer shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by it with the intent of preferring the holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7) the Issuer shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the officers’ certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (1) (with respect to the validity and perfection of the security interest), (2) and/or (3) and (5) of this paragraph have been complied with.

If the funds deposited with the trustee to effect covenant defeasance are insufficient to pay the principal of and interest on the notes when due, then our obligations and the obligations of Guarantors under the indenture will be revived and no such defeasance will be deemed to have occurred.

SATISFACTION AND DISCHARGE

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of notes which shall survive until all notes have been canceled) as to all outstanding notes when either:

(1) all the notes that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the trustee for cancellation, or

(2) (a) all notes not delivered to the trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under “— Optional Redemption,” and the Issuer has irrevocably deposited or caused to be deposited with the trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the notes not theretofore delivered to the trustee for cancellation,

(b) the Issuer has paid all sums payable by it under the indenture,

(c) the Issuer has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at maturity or on the date of redemption, as the case may be, and

(d) the trustee, for the benefit of the holders, has a valid, perfected, exclusive security interest in this trust.

In addition, the Issuer must deliver an officers’ certificate and an opinion of counsel (as to legal matters) stating that all conditions precedent to satisfaction and discharge have been complied with.

TRANSFER AND EXCHANGE

A holder will be able to register the transfer of or exchange of any notes only in accordance with the provisions of the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the indenture. Without the prior consent of the Issuer, the registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or (3) to register the transfer or exchange of a note between a record date and the next succeeding interest payment date.

The notes will be issued in registered form and the registered holder will be treated as the owner of such note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

Subject to certain exceptions, the indenture or the notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the holders of at least a majority in principal amount of the notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the holders of a majority in principal amount of the notes then outstanding; provided that:

(a) no such amendment may, without the consent of the holders of two-thirds in aggregate principal amount of notes then outstanding, amend the obligation of the Issuer under the heading “— Change of Control” or the related definitions that could adversely affect the rights of any holder; and

(b) without the consent of each holder affected, the Issuer and the trustee may not:

(1) change the maturity of any note;

(2) reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the notes;

(3) reduce any premium payable upon optional redemption of the notes, change the date on which any notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the notes;

(4) make any note payable in money or currency other than that stated in the notes;

(5) modify or change any provision of the indenture or the related definitions to affect the ranking of the notes or any note guarantee in a manner that adversely affects the holders;

(6) reduce the percentage of holders necessary to consent to an amendment or waiver to the indenture or the notes;

(7) impair the rights of holders to receive payments of principal of or interest on the notes;

(8) release any Guarantor from any of its obligations under its note guarantee or the indenture, except as permitted by the indenture; or

(9) make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Issuer and the trustee may amend the indenture, the note guarantees or the notes without the consent of any holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of the Issuer’s obligations to the holders in the case of a merger or acquisition, to release any Guarantor from any of its obligations under its note guarantee or the indenture (to the extent permitted by the indenture), to make any change that does not materially adversely affect the rights of any holder or, in the case of the indenture, to maintain the qualification of the indenture under the Trust Indenture Act.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of the Issuer will have any liability for any obligations of the Issuer under the notes or the indenture or of any Guarantor under its note guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the note guarantees.

CONCERNING THE TRUSTEE

Wells Fargo Bank, National Association is the trustee under the indenture and has been appointed by the Issuer as registrar and paying agent with regard to the notes. The indenture contains certain limitations on the rights of the trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the indenture), it must eliminate such conflict or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that, in case an Event of Default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder, unless such holder shall have offered to the trustee security and indemnity satisfactory to the trustee.

GOVERNING LAW

The indenture, the notes and the note guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms.

“Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Issuer’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of any Capitalized Lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Event” means the commencement of any case under the Bankruptcy Code (Title 11 of the United States Code) or the commencement of any other bankruptcy, reorganization, receivership, or similar proceeding under any federal, state or foreign law or by or against any Person for whom the Issuer or a Restricted Subsidiary has executed a Springing Guarantee for the benefit of such Person; provided, however, that the filing of an involuntary case against such Person shall only be a Bankruptcy Event if: (i) such involuntary case is filed in whole or in part by the Issuer or a Restricted Subsidiary, any member in such Person which is an affiliate of the Issuer or a Restricted Subsidiary, or any other affiliate of the Issuer or a Restricted Subsidiary, or (ii) the Issuer or a Restricted Subsidiary, any member in such Person which is an affiliate of the Issuer or a Restricted Subsidiary, or any other affiliate of the Issuer or a Restricted Subsidiary shall in any way induce or participate in the filing, whether directly or indirectly, of an involuntary bankruptcy case against such Person or any other Person, and such involuntary case or proceeding is not dismissed with prejudice within 120 days of the filing thereof.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing more than 50% of the voting power of the total outstanding voting stock of the Issuer;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election to such board of directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Issuer;

(3) (a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any person other than a Wholly Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Issuer consolidates or merges with or into another person other than a Permitted Holder or any person other than a Permitted Holder consolidates or merges with or into the Issuer, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof persons owning voting stock representing in the aggregate 100% of the total voting power of the voting stock of the Issuer immediately prior to such consummation do not own voting stock representing a majority of the total voting power of the voting stock of the Issuer or the surviving or transferee person; or

(4) the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Consolidated Net Tangible Assets” means, as of any date, the total amount of assets which would be included on a combined balance sheet of the Restricted Subsidiaries (not including the Issuer) together with the total amount of assets that would be included on the Issuer’s balance sheet, not including its subsidiaries, under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

(1) all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date);

(2) investments in Subsidiaries that are not Restricted Subsidiaries; and

(3) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Financial Services Subsidiary” means a Subsidiary engaged exclusively in mortgage banking (including mortgage origination, loan servicing, mortgage brokerage and title and escrow businesses), master servicing and related activities, including, without limitation, a Subsidiary which facilitates the financing of mortgage loans and mortgage-backed securities and the securitization of mortgage-backed bonds and other activities ancillary thereto.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Measurement Date.

“Guarantors” means each Restricted Subsidiary of the Issuer on the Issue Date, and each other Person that is required to become a Guarantor by the terms of the indenture after the Issue Date, in each case, until such Person is released from its note guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates, (2) agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices, in each case entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation.

“Indebtedness” means:

(1) any liability of any person:

(A) for borrowed money, or

(B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or

(C) for the payment of money relating to a Capitalized Lease Obligation, or

(D) for all Redeemable Capital Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(2) any liability of others described in the preceding clause (1) that such person has guaranteed or that is otherwise its legal liability; provided, however, that a Springing Guarantee shall not be deemed to be Indebtedness under this clause (2) until the earliest to occur of (a) the demand by a lender for payment under such Springing Guarantee, (b) the occurrence or failure to occur of any event, act or circumstance that, with or without the giving of notice and/or passage of time, entitles a lender to make a demand for payment thereunder or (c) a Bankruptcy Event;

(3) all Indebtedness referred to in (but not excluded from) clauses (1) and (2) above of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness; and

(4) any amendment, supplement, modification, deferral, renewal, extension or refunding or any liability of the types referred to in clauses (1), (2) and (3) above.

“Issue Date” means April 10, 2012.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Non-Recourse Land Financing” means any Indebtedness of the Issuer or any Restricted Subsidiary for which the holder of such Indebtedness has no recourse, directly or indirectly, to the Issuer or such Restricted Subsidiary for the principal of, premium, if any, and interest on such Indebtedness, and for which the Issuer or such Restricted Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to mortgages, deeds of trust or other Liens or other recourse obligations or liabilities in respect of specific land or other real property interests of the Issuer or such Restricted Subsidiary; provided that recourse obligations or liabilities of the Issuer or such Restricted Subsidiary solely for indemnities, covenants (including, without limitation, performance, completion or similar covenants), or breach of any warranty, representation or covenant in respect of any Indebtedness, including liability by reason of any agreement by the Issuer or any Restricted Subsidiary to provide additional capital or maintain the financial condition of or otherwise support the credit of the Person incurring the Indebtedness, will not prevent Indebtedness from being classified as Non-Recourse Land Financing.

“Permitted Holders” means Steven J. Hilton, his wife and children, any corporation, limited liability company or partnership in which he has voting control and is the direct and beneficial owner of a majority of the Equity Interests and any trust for the benefit of him or his wife or children.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Rating Agency” means each of (a) S&P and (b) Moody’s.

“Rating Category” means:

(1) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories).

In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and – for S&P; or 1, 2 and 3 for Moody’s) will be taken into account (e.g., with respect to S&P a decline in rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 90 days prior to the earlier of (1) a Change of Control and (2) public notice of the occurrence of a Change of Control or of the intention by the Issuer to effect a Change of Control.

“Rating Decline” means the decrease (as compared with the Rating Date) by one or more gradations within Rating Categories as well as between Rating Categories of the rating of the notes by a Rating Agency on, or within 120 days after, the earlier of the date of public notice of the occurrence of a Change of Control or of the intention by the Issuer to effect a Change of Control (which period will be extended for so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Redeemable Capital Stock” means any capital stock of the Issuer or any Subsidiary that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (1) is or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final stated maturity of the notes or (2) is redeemable at the option of the holder thereof at any time prior to such final stated maturity or (3) is convertible into or exchangeable for debt securities at any time prior to such final stated maturity.

“Registration Rights Agreement” means the registration rights agreement dated as of the Issue Date among the Issuer, the Guarantors and the Initial Purchasers.

“Restricted Subsidiary” means any Subsidiary of the Issuer, which is not: (i) a Financial Services Subsidiary or (ii) an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means a sale or transfer made by the Issuer or a Restricted Subsidiary (except a sale or transfer made to the Issuer or another Restricted Subsidiary) of any property which is either (1) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (2) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Issuer or a Restricted Subsidiary.

“Secured Debt” means any Indebtedness which is secured by (1) a Lien on any property of the Issuer or the property of any Restricted Subsidiary or (2) a Lien on shares of stock owned directly or indirectly by the Issuer or a Restricted Subsidiary in a corporation or on equity interests owned by the Issuer or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in the Issuer’s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which the Issuer or a Restricted Subsidiary has an equity interest; provided that “Secured Debt” shall not include Non-Recourse Land Financing that consists exclusively of “land under development,” “land held for future development” or “improved lots and parcels,” as such categories of assets are determined in accordance with GAAP. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.

“Senior Indebtedness” means the principal of (and premium, if any, on) and interest on (including interest accruing after the occurrence of an Event of Default or after the filing of a petition initiating any proceeding pursuant to any bankruptcy law whether or not such interest is an allowable claim in any such proceeding) and other amounts due on or in connection with any Indebtedness of the Issuer, whether outstanding on the date hereof or hereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the debt securities. Notwithstanding the foregoing, “Senior Indebtedness” shall not include (1) Indebtedness of the Issuer that is expressly subordinated in right of payment to any Senior Indebtedness of the Issuer, (2) Indebtedness of the Issuer that by operation of law is subordinate to any general unsecured obligations of the Issuer, (3) Indebtedness of the Issuer to any Subsidiary, (4) Indebtedness of the Issuer incurred in violation of the restrictions described under “Restrictions on Secured Debt” and “Restrictions on Sale and Leaseback Transactions,” (5) to the extent it might constitute Indebtedness, any liability for federal, state or local taxes or other taxes, owed or owing by the Issuer, and (6) to the extent it might constitute Indebtedness, trade account payables owed or owing by the Issuer or any of its Subsidiaries.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act of 1933 as such regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Springing Guarantee” means a guarantee by a Person which by its express terms does not become effective until the occurrence of a Bankruptcy Event.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or comparable governing body thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Unrestricted Subsidiary” means a Subsidiary designated by the Issuer (evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with this definition) as a Subsidiary resulting from any investment (including any guarantee of Indebtedness) made by the Issuer or any Restricted Subsidiary of the Issuer in joint ventures engaged in homebuilding, land acquisition or land development businesses and businesses that are reasonably related thereto or reasonable extensions thereof with unaffiliated third parties; provided that the aggregate amount of investments in all Unrestricted Subsidiaries shall not exceed $10 million (with the amount of each investment being calculated based upon the amount of investments made on or after the date such joint venture becomes a Subsidiary); provided, further that if the Issuer subsequently designates a Subsidiary, which previously had been designated an Unrestricted Subsidiary, to be a Restricted Subsidiary (evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with this definition) and causes such Subsidiary to comply with provisions set forth under the covenant “Additional Note Guarantees”, then the amount of any investments in such Unrestricted Subsidiary made on or after the date such joint venture became a Subsidiary shall be credited against the $10 million basket set forth in the definition (up to a maximum amount of $10 million). As of the Issue Date, Buckeye Land, L.L.C., Arcadia Ranch L.L.C. and Sundance Buckeye, LLC are designated as Unrestricted Subsidiaries.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly Owned Restricted Subsidiaries.

THE EXCHANGE OFFER

Purposes and Effects

We issued the outstanding notes on April 10, 2012 to the initial purchasers, who resold the outstanding notes to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and certain non-U.S. persons in accordance with Regulation S of the Securities Act. In connection with the sale of the outstanding notes, we and the initial purchasers entered into the registration rights agreement pursuant to which we agreed to file with the SEC a registration statement with respect to an offer to exchange the outstanding notes with the exchange notes within 120 days after the outstanding notes were issued. In addition, we agreed to use our reasonable best efforts to cause the registration statement to become effective under the Securities Act within 150 days after the outstanding notes were issued and to issue the exchange notes pursuant to the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

The exchange offer is being made pursuant to the registration rights agreement. Holders of outstanding notes who do not tender their outstanding notes or whose outstanding notes are tendered but not accepted would have to rely on exemptions from registration requirements under the securities laws, including the Securities Act, if they wish to sell their outstanding notes.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to persons unrelated to us, we believe the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for sale, sold and otherwise transferred by any holder (other than a person that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph) without registration or the delivery of a prospectus under the Securities Act, provided the holder acquires the exchange notes in the ordinary course of the holder’s business and the holder is not participating and does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes.

If a person were to participate in the exchange offer for the purpose of distributing securities in a manner not permitted by the SEC’s interpretation, (1) the position of the staff of the SEC enunciated in the no-action letters would not be applicable to the person and (2) the person would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale of the exchange notes with any such resale transaction effected by it covered by an effective registration statement containing the selling securityholder information required by Item 507 or 508 of the SEC’s Regulation S-K.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any sale of those exchange notes.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of exchange notes with addresses in any jurisdiction in which the exchange offer or the issuance of exchange notes pursuant to it would violate applicable securities or blue sky laws. Prior to the exchange offer, however, we will register or qualify, or cooperate with the holders of the outstanding notes and their respective counsel in connection with the registration or qualification of, the exchange notes for offer and sale under the securities or blue sky laws of such jurisdictions as are necessary to permit consummation of the exchange offer and do anything else which is necessary or advisable to enable the offer and issuance of the exchange notes in those jurisdictions.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will issue exchange notes in exchange for all outstanding notes which are validly tendered prior to 5:00 p.m., New York City time, on the expiration date (as defined below) and not withdrawn. The principal amount of the exchange notes issued in the exchange will be the same as the principal amount of the outstanding notes for which they are exchanged. Holders may tender some or all of their outstanding notes in response to the exchange offer.

However, outstanding notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of the Exchange Notes.”

The form and terms of the exchange notes will be the same in all material respects as the form and terms of the outstanding notes, except that (1) the exchange notes will be registered under the Securities Act and hence will not bear legends regarding restrictions on transfer and (2) because the exchange notes will be registered, holders of exchange notes will not be, and upon the consummation of the exchange offer, except under limited circumstances, holders of outstanding notes will no longer be, entitled to rights under the registration rights agreement intended for holders of unregistered securities.

Outstanding notes which are not tendered for exchange or are tendered but not accepted in the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any registration rights under the registration rights agreement.

We will be deemed to accept all the outstanding notes which are validly tendered and not withdrawn when we give oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender or otherwise, those outstanding notes will be returned, without expense, to the tendering holder promptly after the expiration date.

Holders who tender outstanding notes in response to the exchange offer will not be required to pay brokerage commissions or fees or, except as described in the instructions in the letter of transmittal, transfer taxes. We will pay all charges and expenses, other than certain taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extension; Termination; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2012, the “expiration date” unless we extend it by notice to the exchange agent. The expiration date will be at least 20 business days after commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act. We reserve the right to extend the exchange offer at our discretion. If we extend the exchange offer, the term “expiration date” will mean the time and date on which the exchange offer as extended will expire. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement of any extension, not later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. We may terminate the exchange offer by written notice to the exchange agent if any of the conditions described below under “— Conditions of the Exchange Offer” is not satisfied. If the exchange offer is amended in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a prospectus supplement that will be distributed to the registered holders.

Interest on Exchange Notes

The exchange notes will bear interest at 7% per year from and including April 10, 2012. Interest on the exchange notes will be payable twice a year, on April 1 and October 1, beginning October 1, 2012. In order to avoid duplicative payment of interest, all interest accrued on outstanding notes that are accepted for exchange before October 1, 2012 will be superseded by the interest that is deemed to have accrued on the exchange notes from April 10, 2012 through the date of exchange.

Termination of Certain Rights

The registration rights agreement provides that, with certain exceptions, if: (1) the exchange offer registration statement has not been filed with the SEC on or prior to the 120th calendar day following the date of original issue of the outstanding notes; (2) the exchange offer registration statement has not been declared effective on or prior to the 150th calendar day following the date of original issue of the outstanding notes, or (3) the exchange offer is not consummated on or prior to the 210th day following the date of original issue of the outstanding notes (each event referred to in clauses (1) through (3) above being a “registration default”), the interest rate borne by the outstanding notes will be increased by 0.25% per annum upon the occurrence of a registration default. This rate will continue to increase by 0.25% each 90 day period that the liquidated damages (as defined below) continue to accrue under any such circumstance. However, the maximum total increase in the interest rate will in no event exceed one percent (1.0%) per year. We refer to this increase in the interest rate on the notes as “liquidated damages.” Such interest is payable in addition to any other interest payable from time to time with respect to the outstanding notes and the exchange notes in cash on each interest payment date to the holders of record for such interest payment date. After the cure of registration defaults, the accrual of liquidated damages will stop and the interest rate will revert to the original rate.

Holders of exchange notes will not be and, upon consummation of the exchange offer, holders of outstanding notes will no longer be, entitled to rights under the registration rights agreement intended for holders of outstanding notes which are restricted as to transferability, except as otherwise provided in the registration rights agreement. The exchange offer will be deemed consummated when we deliver to the exchange agent exchange notes in the same aggregate principal amount as that of the outstanding notes which are validly tendered and not withdrawn.

In the event that:

•	any changes in law or the applicable interpretations of the SEC do not permit us to effect the exchange offer;

•	the exchange offer is not consummated within 210 days after the original issue date of the outstanding notes;

•	any holder notifies us that it is prohibited by law or applicable interpretations of the SEC from participating in the exchange offer;

•

in the case of any holder that participates in the exchange offer, such holder does not receive freely transferable notes on the date of the exchange (other than due solely to the status of such holder as an affiliate of the Issuer);

•

the initial purchasers of the outstanding notes so request with respect to notes that have, or are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution; or

•	or any holder of notes that is not entitled to participate in the exchange offer so requests then, the Issuer and the Guarantors shall as promptly as practicable, but in no event later than 45 days after the occurrence of any of the above shelf registration statement triggering events, file with the SEC a shelf registration statement covering resales of the outstanding notes by holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

Procedures for Tendering

All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the outstanding notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent via ATOP. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent as well as a book-entry confirmation of the transfer of the tendered outstanding notes into the exchange agent’s account at DTC. The agent’s message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal. By using the ATOP procedures described above, you will not be required to deliver a letter of transmittal to the exchange agent. You will, however, be bound by the letter of transmittal’s terms just as if you had signed it. The agent’s message must be received by the exchange agent at or prior to the expiration of the exchange offer; compliance with ATOP or other applicable DTC procedures does not itself constitute delivery to the exchange agent.

A tender of outstanding notes by a holder will constitute an agreement by the holder to transfer the outstanding notes to us in exchange for exchange notes on the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

If you are the beneficial owner of outstanding notes that are registered in the name of a broker-dealer, commercial bank, trust company, or other nominee and you wish to tender, you should contact the registered holder promptly and instruct such holder on your behalf.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, and that determination will be final and binding. We reserve the right to reject any outstanding notes which are not properly tendered or the acceptance of which we believe might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes, without being required to waive the same defects, irregularities or conditions as to other outstanding notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the expiration date, or by such later time as we may determine. Although we intend to request the exchange agent to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until all defects and irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

We have the right (subject to limitations contained in the indenture) (1) to purchase or make offers for any outstanding notes that remain outstanding after the expiration date and (2) to the extent permitted by applicable law, to purchase outstanding notes in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By tendering, a holder will be representing to us, among other things, that: (1) it or the person who will acquire the exchange notes being issued as a result of the exchange offer (whether or not that is the holder) will be acquiring them in the ordinary course of that person’s business, (2) neither the holder nor any such other person has an arrangement or understanding with any person to participate in a distribution of the exchange notes, (3) it is not a broker-dealer that owns outstanding notes acquired directly from us or an affiliate of ours, (4) it is not an “affiliate” of the company (as defined in Rule 405 under the Securities Act) or any of the guarantors, and (5) it is not acting on behalf of any other person who could not truthfully make the representation described in this paragraph. In addition, if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as result of market-making activities or other trading activities, the holder will, by tendering, acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of those exchange notes.

Conditions of the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange securities for, any outstanding notes, if:

(a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency which might materially impair our or the guarantors’ ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of the guarantors that would impair our or their ability to proceed;

(b) the exchange offer would violate any law or interpretation by the staff of the SEC; or

(c) any governmental approval has not been obtained, which approval we deem necessary for the consummation of the exchange offer.

If any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such outstanding notes (see “— Withdrawal of Tenders”), (3) waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn, (4) terminate the exchange offer, or (5) amend the exchange offer.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes but cannot complete the procedure for book-entry transfer prior to the expiration of the exchange offer may effect a tender if:

(a) The tender is made through an eligible institution;

(b) Prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand) setting forth the name and address of the eligible holder and the principal amount of outstanding notes tendered, stating that the tender is being made by that notice of guaranteed delivery, and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, confirmation of a book-entry transfer into the exchange agent’s account at DTC and an agent’s message will be delivered to the exchange agent; and

(c) Confirmation of a book-entry transfer into the exchange agent’s account at DTC and an agent’s message is received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon the request to the exchange agent, a form of notice of guaranteed delivery will be sent to holders who wish to use the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise described below, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must comply with the appropriate procedures of the ATOP system. Any notice of withdrawal must (1) specify the name of the person who deposited the outstanding notes to be withdrawn, (2) identify the outstanding notes to be withdrawn (including the principal amounts of the outstanding notes), (3) specify the name in which the withdrawn outstanding notes are to be registered, if different from that of the depositor, and (4) otherwise comply with the requirements of DTC and ATOP. All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us in our sole discretion, and that determination will be final and binding on all parties. Any outstanding notes which are withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless they are validly re-tendered. Any outstanding notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered at any time prior to the expiration date in accordance with the procedures described above under “— Procedures for Tendering.”

Fees and Expenses

We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation of tenders is being made by mail. However, solicitations also may be made by telecopy, telephone or in person by officers and regular employees of ours and our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees and printing costs.

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes for exchange notes pursuant to the exchange offer. If, however, exchange notes or outstanding notes for principal amounts which are not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, a person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of a person other than the person who agrees to be bound by the letter of transmittal, or if a transfer tax is imposed for any other reason, other than the exchange of outstanding notes for exchange notes pursuant to the exchange offer, the tendering holder must pay the transfer taxes (whether imposed on the registered holder or any other person). Unless satisfactory evidence of payment of transfer taxes or exemption from the need to pay them is submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder. We may refuse to issue exchange notes in exchange for outstanding notes, or to return outstanding notes which are not exchanged, until we receive evidence satisfactory to us that any transfer taxes payable by the holder have been paid.

Consequences of Failure to Exchange Outstanding Notes

If a holder does not exchange outstanding notes for exchange notes in response to the exchange offer, the outstanding notes will continue to be subject to the restrictions on transfer described in the legend on the certificate evidencing the outstanding notes, and will not have the benefit of any agreement by us to register outstanding notes under the Securities Act. In general, notes may not be offered or sold, unless the sale is registered under the Securities Act, or unless the offer and sale are exempt from, or not subject to, the Securities Act or any applicable state securities laws.

Participation in the exchange offer is voluntary and holders should carefully consider whether to accept the exchange offer and tender their outstanding notes. Holders of outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Accounting Treatment

The exchange notes will be recorded in our accounting records at the same carrying value as the outstanding notes on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. All correspondence in connection with the exchange offer should be addressed to the exchange agent, as follows:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier

WELLS FARGO BANK, N.A.

Corporate Trust Operations

MAC N9303-121

PO Box 1517

Minneapolis, MN 55480

In Person by Hand Only:

WELLS FARGO BANK, N.A.

12th Floor – Northstar East Building

Corporate Trust Operations

608 Second Avenue South

Minneapolis, MN 55479

WELLS FARGO BANK, N.A.

Corporate Trust Operations

MAC N9303-121

Sixth & Marquette Avenue

Minneapolis, MN 55479

By Facsimile:

(For Eligible Institutions Only):

Fax (612) 667-6282

Attn: Bondholder Communications

For Information or Confirmation by Telephone: (800) 344-5128, Option 0 Attn: Bondholder Communications

Requests for additional copies of this prospectus or the letter of transmittal or accompanying documents should be directed to the exchange agent.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Important Notice:

Treasury Department Circular 230 Disclosure: To ensure compliance with requirements imposed by the Internal Revenue Service (“IRS”), we inform you that (i) any U.S. tax advice contained herein is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code, (ii) any such tax advice is written in connection with the promotion or marketing of the matters addressed herein, and (iii) you should seek advice based on your particular circumstances from an independent tax advisor.

The following summary describes certain United States federal income tax consequences to you associated with (1) the exchange offer and (2) the ownership and disposition of exchange notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), legislative history, administrative pronouncements and practices of the IRS, judicial decisions and final, temporary and proposed Treasury regulations. Future changes, legislation, Treasury regulations, administrative interpretations and practices and court decisions may adversely affect, perhaps retroactively, the tax consequences contained in this discussion. We have not sought any ruling from the IRS, nor have we sought an opinion from counsel with respect to the statements made and the conclusions reached in the following summary. There can be no assurance that the IRS will agree with these statements and conclusions, nor is there any assurance that such statements and conclusions will be sustained by a court if challenged by the IRS.

This summary assumes, except where otherwise specifically noted, that the notes are held (and the exchange notes will be held) as capital assets within the meaning of section 1221 of the Code. This summary does not address all the tax consequences that may be relevant to you in light of your particular circumstances. State, local and non-U.S. income tax laws may differ substantially from the corresponding United States federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction. Additionally, this summary also does not address any aspects of United States federal estate or gift tax laws. Further, this summary does not address the tax consequences relevant to persons who receive special treatment under the United States federal income tax laws including, without limitation:

•	financial institutions, banks, and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	regulated investment companies and real estate investment trusts;

•	U.S. expatriates;

•	dealers in securities or currencies;

•	persons holding notes as a hedge against currency risks or as a position in a straddle;

•	persons subject to alternative minimum tax; and

•	U.S. holders (as defined below) whose functional currency is not the United States dollar.

United States tax treatment with respect to a note held by an entity that is classified as a partnership for United States federal income tax purposes will depend on the activities of the entity and the status of the members or partners of the entity. Members or partners of an entity classified as a partnership for United States federal income tax purposes should consult their own tax advisor regarding the United States tax consequences to them associated with the exchange offer as well as the ownership and disposition by such entity of the exchange notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS BASED ON THEIR PARTICULAR CIRCUMSTANCES WITH RESPECT TO THE UNITED STATES

FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AS WELL AS THE OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES.

HOLDERS OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURSIDICTION OR UNDER ANY APPLICABLE TAX TREATY.

As used in this section, the term “U.S. holder” means the beneficial owner of a note or an exchange note, as applicable, that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, including an entity treated as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of such trust, or that has made a valid election to be treated as a United States person.

As used in this section, the term “non-U.S. holder” means the beneficial owner of a note or an exchange note, as applicable, that is, for United States federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. holder.

Exchange Offer

An exchange of outstanding notes for exchange notes pursuant to the exchange offer will not constitute a significant modification of the terms of the notes and therefore will not constitute a taxable exchange or other taxable event for United States federal income tax purposes. Accordingly, there will be no United States federal income tax consequences to holders who exchange their outstanding notes for exchange notes in connection with the exchange offer and any such holder will have the same adjusted tax basis and holding period in the exchange notes as such holder had in the outstanding notes immediately before the exchange.

Certain Contingent Payments

In certain circumstances, we may be obligated to pay amounts in excess of the stated interest or principal on the exchange notes. The obligation to make such payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” Under applicable Treasury regulations, the possibility that such an amount will be paid will not affect the amount, timing or character of income recognized by a holder with respect to the notes if, as of the date the notes were issued, there is only a remote chance that such an amount will be paid, the amount is incidental, or certain other exceptions apply. We intend to take the position that the contingencies associated with the exchange notes should not cause the exchange notes to be subject to the contingent payment debt instrument rules. Our determination is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, a holder might be required to accrue interest income at a higher rate than the stated interest rate on the exchange notes, and to treat as ordinary income any gain realized on the taxable disposition of an exchange note. The remainder of this discussion assumes that the exchange notes will not be treated as contingent payment debt instruments. Investors should consult their own tax advisor about this issue.

U.S. Holders — Ownership and Disposition of Notes

Taxation of Interest

A U.S. holder generally will include in gross income payments of stated interest received or accrued on an exchange note in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes as ordinary interest income from sources within the United States.

Sale or Exchange of Exchange Notes

A U.S. holder generally will recognize gain or loss upon the sale or exchange (including a retirement or redemption) of an exchange note equal to the difference between the amount realized upon such sale or exchange and the U.S. holder’s adjusted tax basis in the exchange note. A U.S. holder’s adjusted tax basis of an exchange note is generally equal to the cost it paid for such exchange note. Generally, except to the extent of accrued but unpaid interest (which will be taxed as ordinary interest income to the extent not previously so taxed), any gain or loss recognized upon a sale or exchange of an exchange note by a U.S. Holder will be capital gain or loss. The capital gain or loss will be long-term capital gain or loss if the United States Holder’s holding period for the exchange notes is more than one year at the time of the sale or exchange. For non-corporate U.S. holders, long-term capital gains may be subject to reduced rates of taxation when compared to the rates of taxation applicable to interest income. The deductibility of capital losses is subject to certain limitations.

Additional Medicare Surtax

In 2010, Congress enacted the Health Care and Education Reconciliation Act of 2010 (the “Health Care Act”). Subject to certain exceptions, the Health Care Act will generally require certain individuals, estates and trusts to pay a 3.8% Medicare surtax on “net investment income.” For these purposes, “net investment income” includes, among other things, interest income and proceeds from the sale or other disposition in respect of securities like the exchange notes. This Medicare surtax will apply for taxable years beginning after December 31, 2012. Holders of notes, including the exchange notes, should consult with their own tax advisors regarding the effect, if any, of the Health Care Act on their ownership and eventual disposition of such notes.

Backup Withholding and Information Reporting

We will, where required, report to the U.S. holders of notes and the IRS the amount of any interest paid on the exchange notes as well as proceeds from the disposition (including retirement or redemption) of exchange notes in each calendar year and the amounts of tax withheld, if any, from those payments. A U.S. holder of an exchange note may be subject to backup withholding tax with respect to payments made on the exchange notes as well as proceeds from the disposition of exchange notes unless the holder:

•	is a corporation or comes within other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies that is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

Each U.S. Holder may provide such U.S. Holder’s correct taxpayer identification number and certify that such U.S. Holder is not subject to backup withholding by completing and submitting IRS Form W-9 or its substitute form. A U.S. Holder of notes who does not provide the payor with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS.

Amounts withheld and remitted to the IRS pursuant to the backup withholding rules do not constitute an additional tax and will be credited against the U.S. Holder’s United States federal income tax liabilities, so long as the required information is timely provided to the IRS. If backup withholding results in an overpayment of tax for a particular U.S. Holder, then such U.S. Holder may be entitled to a refund so long as the required information is timely provided to the IRS.

Non-U.S. Holders — Ownership and Disposition of Notes

Taxation of Interest

Interest received or accrued on the exchange notes by a non-U.S. holder will not be subject to United States federal income taxes or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such non-U.S. holder and such non-U.S. holder:

•	does not actually or constructively own 10% or more of the total combined voting power of our outstanding stock;

•	is not controlled foreign corporation related to us;

•	is not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code; and

•	appropriately certifies as to its foreign status.

A non-U.S. holder can generally meet this certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us or our paying agent.

If a non-U.S. holder does not qualify for an exemption from withholding under these rules, then interest income will be subject to withholding tax at the rate of 30% at the time such amount is paid, unless the holder provides us with either (i) a properly executed IRS Form W-8BEN (or successor form), claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty, or (ii) a properly executed IRS Form W-8ECI (or successor form) stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with such holder’s United States trade or business. If a non-U.S. holder is engaged in a trade or business in the United States and interest on an exchange note is effectively connected with the conduct of that trade or business, such holder will be subject to United States federal income tax on a net income basis generally in the same manner as if it were a U.S. holder unless an applicable income tax treaty provides otherwise. In addition, if such non-U.S. holder is a foreign corporation, it generally will be subject to a 30% (or a lower applicable treaty rate) branch profits tax on its effectively connected earnings and profits attributable to such interest payment.

Sales or Exchanges of Exchange Notes

A non-U.S. holder generally will not be subject to United States federal income tax on any amount which constitutes capital gain upon sale or exchange (including retirement or redemption) of an exchange note, unless either of the following is true:

•	The holder’s gain on the exchange notes is effectively connected with a United States trade or business; or

•	The holder is present in the United States for 183 or more days in the taxable year within which the sale or exchange takes place and certain other requirements are met.

Any gain recognized by a non-U.S. holder described in the first bullet point above would be subject to United States federal income tax on a net basis as if it were a U.S. holder unless an applicable income tax treaty provides otherwise. In addition, if such non-U.S. holder is a foreign corporation, it generally will be subject to a 30% (or a lower applicable treaty rate) branch profits tax on its effectively connected earnings and profits attributable to such gain. An individual non-U.S. holder described in the second bullet point will be subject to a flat 30% tax on the gain derived from that sale or exchange, which gain may be offset by U.S. source capital losses of such non-U.S. holder, if any.

Backup Withholding and Information Reporting

Under current law, backup withholding or information reporting will generally be required with respect to interest on exchange notes paid to non-U.S. holders if the beneficial owner of the exchange note provides a statement described above in “Non-U.S. holders — Taxation of Interest” (e.g., IRS Form W-8BEN) or the non-U.S. holder is an exempt recipient and, in each case, the payor does not have actual knowledge that the beneficial owner is a United States person.

Information reporting requirements and, depending on the circumstances, backup withholding tax will apply to any payment of the proceeds of the sale (including a retirement or redemption) of an exchange note effected within the United States or conducted through certain U.S. related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined in the Internal Revenue Code), or the beneficial owner otherwise establishes its right to an exemption.

If you are a non-U.S. holder of exchange notes, you should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption therefrom, and the procedure for obtaining the exemption, if available. Any amounts withheld from payments to you under the backup withholding rules do not constitute an additional tax and will be allowed as a refund or a credit against your United States federal income tax liability, provided that the required information is timely furnished to the IRS.

The Foreign Account Tax Compliance Act (“FATCA”)

Congress recently enacted the “Hiring Incentives to Restore Employment Act” (the “HIRE Act”), which includes the FATCA. Under the FATCA, foreign entities and foreign financial institutions (e.g., foreign entities acting as intermediaries for investors, most hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles regardless of size) (collectively “foreign payees”) must comply with new information reporting rules with respect to their U.S. account holders and investors. These new information reporting rules require foreign payees to provide extensive information to the IRS regarding all U.S. persons who have accounts in (or in some instances, who own debt or equity interest in) such foreign payees and in certain cases enter into an agreement with the IRS. Failure of such foreign payees to comply with these new information reporting rules will result in a new withholding tax on U.S. source payments made to such foreign payees.

Specifically, a foreign payee that does not comply with the FATCA reporting requirements generally will be subject to a new 30% withholding tax with respect to any “withholdable payments” made after December 31, 2012. For this purpose, “withholdable payments” includes, by way of example only, payments of interest and payments of gross proceeds arising from the sale of securities, such as the notes. This new withholding tax generally applies to withholdable payments to noncompliant foreign payees even if such payments would not have been subject to the withholding tax rules otherwise applicable to certain payments to Non-U.S. Holders. Recent IRS guidance provides that regulations implementing the new FATCA reporting requirements will defer the FATCA withholding obligation with respect to interest and dividends until January 1, 2014 (and with respect to gross proceeds from dispositions of securities until January 1, 2015).

The FATCA rules summarized above are generally applicable to debt obligations, such as the notes and the exchange notes, issued or deemed issued after March 18, 2012. However, recently proposed IRS regulations, if adopted, would exempt debt obligations issued before January 1, 2013 from the application of these rules. There can be no assurance as to whether these proposed regulations will be adopted in final form, and, if so, adopted what form the proposed regulations would take. Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

Exchange Offer

Pursuant to the exchange offer, the notes may be exchanged for Exchange Notes which will be identical in all respects to the notes except that they will have been registered under the Securities Act. The exchange of notes for Exchange Notes will be treated as a “non-event” for United States federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the notes. A holder of notes will have the same basis and holding period in the Exchange Notes that it had in the notes immediately prior to the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with sales of exchange notes received in exchange for outstanding notes which were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business on the date that is 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at prices which may or may not be based upon market prices prevailing at the time of the sale. Any such sale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that sells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit from sale of the exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation. The letter of transmittal states that a broker-dealer will not, by delivering a prospectus, be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes and the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the related guarantees has been passed upon for Meritage by Snell & Wilmer L.L.P., Phoenix, Arizona.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Meritage Homes Corporation’s Annual Report on Form 10-K and the effectiveness of Meritage Homes Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

Meritage and the Guarantors have filed with the SEC a registration statement on Form S-4 (together with all amendments and exhibits thereto, the “registration statement”) under the Securities Act for the registration of the exchange notes offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Meritage, the Guarantors and the exchange notes offered hereby, reference is made to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each such contract or other document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be read and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC (at http://www.sec.gov). Meritage’s common stock is listed on the New York Stock Exchange under the symbol “MTH”. Reports, proxy statements and other information relating to Meritage can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also find the reports, proxy statements and other information we file with the SEC on our website at www.meritagehomes.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference certain information that we have filed under the informational requirements of the Exchange Ac. The information contained in the documents we are incorporating by reference is considered part of this prospectus. We are incorporating by reference the following documents, which we have already filed or furnished with the SEC:

Filing	Date Filed
Annual Report on Form 10-K for the year ended December 31, 2011	February 24, 2012
Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012	May 3, 2012
Proxy Statement on Schedule 14A	April 3, 2012
Current Report on Form 8-K	January 5, 2012
Current Report on Form 8-K	January 27, 2012
Current Report on Form 8-K	March 27, 2012
Current Report on Form 8-K	March 28, 2012
Current Report on Form 8-K	April 10, 2012
Current Report on Form 8-K	April 24, 2012

All documents filed by Meritage under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus until the exchange offer is completed are incorporated into this prospectus by reference and will constitute part of this prospectus from the date they are filed.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document subsequently filed with the SEC which is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If information in any of these incorporated documents conflicts with information in this prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

You may request from us a copy of any document we incorporate by reference at no cost, excluding all exhibits to such incorporated documents unless we have specifically incorporated by reference such exhibits either in this prospectus or in the incorporated document, by making such a request in writing or by telephone to the following address:

Meritage Homes Corporation

17851 North 85th Street, Suite 300

Scottsdale, Arizona 85255

Attention: Investor Relations

(480) 515-8100

Except as provided above, no other information (including information on our website) is incorporated by reference into this prospectus.

SUBSIDIARY GUARANTORS AND FINANCIAL STATEMENTS

Each subsidiary guarantor is exempt from Exchange Act reporting pursuant to Rule 12h-5 under the Exchange Act, as:

•	Meritage Homes Corporation has no independent assets or operations;

•	the guarantees of the subsidiary guarantors are full and unconditional and joint and several; and

•	any subsidiaries of Meritage Homes Corporation other than the subsidiary guarantors are, individually and in the aggregate, minor.

There are no significant restrictions on the ability of Meritage Homes Corporation or any subsidiary guarantor to obtain funds from its subsidiaries by dividend or loan.

$300,000,000

7% Senior Notes due 2022

PROSPECTUS

                    , 2012

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that, by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities.

We have agreed that, for a period of 180 days after the consummation of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with the resale of exchange notes. See “Plan of Distribution.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Meritage Homes Corporation

Under the provisions of the Maryland General Corporation Law (the “MGCL”), a corporation’s charter may, with certain exceptions, include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received or (2) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Meritage’s charter contains a provision limiting the personal liability of officers and directors to Meritage and its stockholders to the fullest extent permitted under Maryland law.

In addition, the provisions of the MGCL permit a corporation to indemnify its present and former directors and officers, among others, against liability incurred, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or (2) the director or officer actually received an improper personal benefit in money, property, or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Meritage’s charter provides that it will indemnify and advance expenses to its directors, officers and others so designated by the board of directors to the full extent permitted under Maryland law.

Meritage Homes Corporation also maintains, for the benefit of its and its subsidiaries’ directors and officers, insurance against certain asserted or incurred liabilities, including certain liabilities under the Securities Act.

Subsidiary Guarantors

Arizona Corporate Guarantors

Arizona Revised Statutes (“ARS”) § 10-851 allows a corporation, in certain circumstances, to indemnify its directors against costs and expenses (including attorneys’ fees) reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings, in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that they were or are directors of the corporation, if such persons acted in good faith and either (1) in a manner they reasonably believed to be in the best interests of the corporation (if acting in an official capacity), or (2) in a manner they reasonably believed was at least not opposed to the corporation’s best interests (in all other cases). A corporation may indemnify its directors with respect to any criminal action or proceeding if, in addition to the above conditions being met, the individual had no reasonable cause to believe his or her conduct was unlawful. Directors may not be indemnified under ARS § 10-851 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper financial benefit to the director in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. In addition, under ARS § 10-202(B), a corporation’s articles of incorporation may indemnify a director for conduct for which broader indemnification has been made permissible or mandatory under other ARS provisions.

ARS § 10-202 provides that the articles of incorporation may set forth a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages, and permitting or making obligatory indemnification of a director, for liability for any action taken or any failure to take any action as a director, except liability for any of the following: (1) the amount of a financial benefit received by a director to which the director is not entitled, (2) an intentional infliction of harm on the corporation or the shareholders, (3) unlawful distributions and (4) an intentional violation of criminal law.

ARS § 10-850 defines a director as including an individual who is or was a director of a corporation or an individual while a director of a corporation is or was serving at the corporation’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity.

ARS § 10-852 provides for mandatory indemnification in certain situations such that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

ARS § 10-856 provides that a corporation may indemnify its officers against costs and expenses (including attorneys’ fees) reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings, in which such persons were or are parties, or are threatened to be made parties because the individual is or was an officer of the corporation to the same extent as a director. If the individual is an officer but not a director (or is both but is made a party to the proceeding solely because of an act or omission as an officer), a corporation may indemnify and advance expenses to the further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for (1) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (2) liability arising out of conduct that constitutes (a) receipt by the officer of a financial benefit to which the officer is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders or (c) an intentional violation of criminal law. An officer of a corporation who is not a director is entitled to mandatory indemnification as a prevailing party under ARS § 10-852.

ARS § 10-857 provides that a corporation may purchase and maintain insurance, including retrospectively rated and self-insured programs, on behalf of an individual who is or was a director or officer of the corporation or who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under Arizona law.

The articles of incorporation of Meritage Homes of Arizona, Inc., Meritage Homes Construction, Inc., Meritage Homes of Nevada, Inc., Meritage Homes of Colorado, Inc., Meritage Homes of Texas Holding, Inc., and Meritage Homes of North Carolina, Inc., each of which is an Arizona corporation, provide that the liability of a director or former director to the corporation or its shareholders shall be eliminated to the fullest extent permitted by Arizona law. In addition, the articles of incorporation of each of these corporations, other than Meritage Homes of Texas Holding, Inc., provide that the corporation shall indemnify any and all of its existing and former directors and officers to the fullest extent permitted by Arizona law.

Arizona Limited Liability Company Guarantors

ARS § 29-610 provides that, unless otherwise limited in a company’s articles of organization, an Arizona limited liability company may indemnify a member, manager, employee, officer or agent or any other person. The articles of organization for each of Meritage Homes Operating Company, LLC, Meritage Homes of Texas, LLC, Meritage Paseo Crossing, LLC, Meritage Paseo Construction, LLC, MTH-Cavalier, LLC, MTH Golf, LLC, and WW Project Seller, LLC each of which is an Arizona limited liability company, do not contain any such restrictions.

The operating agreement for each of MTH-Cavalier, LLC and MTH Golf, LLC provides that its members and their respective affiliates will be indemnified and held harmless, to the extent of the applicable company’s assets, for, from, and against any liability, damage, cost, expense, loss, claim, or judgment incurred arising out of any claim based upon acts performed or omitted to be performed by in connection with the business of the applicable company. However, the operating agreement for each of MTH-Cavalier, LLC and MTH Golf, LLC further provides that, notwithstanding the foregoing, no such person shall be indemnified or held harmless for claims based upon acts or omissions in breach of the operating agreement or that constitute fraud, gross negligence, or willful misconduct. In addition, the operating agreement for each of MTH-Cavalier, LLC and MTH Golf, LLC provides that no members or their respective affiliates shall be personally liable, responsible, or accountable in damages or otherwise to the applicable company for any act or omission performed or omitted in connection with the applicable company or its business, and that any member’s liability for the debts and obligations of the applicable company shall be limited as set forth under applicable law.

California Corporate Guarantor

Section 317 of the California General Corporation Law (the “CGCL”) allows a corporation, in certain circumstances, to indemnify its directors and officers against certain expenses (including attorneys’ fees and certain expenses of establishing a right to indemnification), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation), in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that they were or are directors or officers of the corporation, if such persons acted in good faith and in a manner they reasonably believed to be in the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, a corporation is, in certain circumstances, permitted to indemnify its directors and officers against certain expenses incurred in connection with the defense or settlement of a threatened, pending or completed action by or in the right of the corporation, and against amounts paid in settlement of any such action, if such persons acted in good faith and in a manner they believed to be in the best interests of the corporation and its shareholders, provided that the specified court approval is obtained. Furthermore, a corporation may purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent’s status as such, whether or not the corporation would have the power to indemnify the agent against such liability under California law.

Section 204(a)(10) of the CGCL allows a corporation to include a provision in its articles of incorporation eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of the director’s duties to the corporation and its shareholders, except for the liability of a director resulting from (1) acts or omissions involving intentional misconduct or a knowing and culpable violation of law, (2) any transaction from which a director derived an improper personal benefit, (3) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (4) acts or omissions showing a reckless disregard for the director’s duty to the corporation or its shareholders, (5) acts or omissions constituting an unexcused pattern of inattention to the director’s duty, (6) liability under California law relating to transactions between corporations and directors or corporations having interrelated directors or (7) the making of an illegal distribution or loan to shareholders.

The articles of incorporation of Meritage Homes of California, Inc., which is a California corporation, provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under California law and that the corporation is authorized to provide indemnification of its officers and directors through bylaw provisions, agreements with officers and directors, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limits set forth in Section 204 of the CGCL. The bylaws of Meritage Homes of California, Inc. provide that the corporation shall indemnify each of its directors and officers to the maximum extent and in the manner permitted by the CGCL.

California Limited Liability Company Guarantor

Section 17155 of the California Beverly-Killea Limited Liability Company Act provides that, except for a breach of a manager’s fiduciary duties of loyalty and care owed to the limited liability company and to its members, the articles of organization or written operating agreement of a California limited liability company may provide for indemnification of any person, including, without limitation, any manager, member, officer, employee, or agent of the limited liability company, against judgments, settlements, penalties, fines, or expenses of any kind incurred as a result of acting in that capacity. Section 17155 further provides that a California limited liability company shall have power to purchase and maintain insurance on behalf of any manager, member, officer, employee, or agent of the limited liability company against any liability asserted against or incurred by the person in that capacity or arising out of the person’s status as a manager, member, officer, employee, or agent of the limited liability company.

The operating agreement for California Urban Builders, LLC, which is a California limited liability company, provides that neither the company’s member nor its manager shall be liable, responsible, or accountable in damages or otherwise to the company or to its member or its members’ assignees for any loss, damage, cost, liability or expense incurred by reason of or caused by any act or omission performed or omitted by such member or manager, whether alleged to be based upon or arising from errors in judgment, negligence or breach of duty (including alleged breach of any duty of care or duty of loyalty or other fiduciary duty), except for (1) acts or omissions the member or manager knew at the time of the acts or omissions were clearly in conflict with the interest of the company, or (2) any transaction from which the member or manager derived an improper personal benefit, (3) a willful breach of the company’s operating agreement, or (4) gross negligence, recklessness, willful misconduct, or knowing violation of law. In addition, the operating agreement provides that, without limiting the foregoing, neither the manager nor the member shall in any event be liable for (a) the failure to take any action not specifically required to be taken by the member or manager under the terms of the operating agreement or (b) any mistake, misconduct, negligence, dishonesty or bad faith on the part of any employee or other agent of the company appointed in good faith by the manager.

Delaware Limited Liability Company Guarantor

M&M Fort Myers Holdings, LLC is a Delaware limited liability company and is subject to Section 18-108 of the Delaware Limited Liability Company Act, which provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreement of M&M Fort Myers Holdings, LLC provides that it shall indemnify, defend and hold harmless the member and manager (and their respective affiliates) (each, an “Actor”) to the extent of M&M Fort Myers Holdings, LLC’s assets for, from and against any Losses (as defined in the operating agreement) stemming from actions taken in good faith in connection with M&M Fort Myers Holdings, LLC or its business; provided that the Actor will remain liable for acts in breach of the operating agreement or that constitute bad faith, fraud, willful misconduct or gross negligence. The limited liability company agreement of M&M Fort Myers Holdings, LLC also provides that Actor shall not be liable for any actions taken in good faith in connection with M&M Fort Myers Holdings, LLC or its business; provided that the Actor will remain liable for acts in breach of the operating agreement or that constitute bad faith, fraud, willful misconduct or gross negligence.

Texas Corporate Guarantor

Section 8.101 of the Texas Business Organizations Code (the “TBOC”) provides that, subject to certain limitations and in addition to other provisions, a Texas corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director only if it is determined in accordance with certain requirements that: the person: (A) acted in good faith; (B) reasonably believed: (i) in the case of conduct in the person’s official capacity, that the person’s conduct was in the enterprise’s best interests; and (ii) in any other case, that the person’s conduct was not opposed to the enterprise’s best interests; and (C) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful.

Section 8.051 of the TBOC also provides that a Texas corporation shall indemnify a director against reasonable expenses actually incurred by the director in connection with a proceeding in which the director is a named defendant or respondent because he or she is or was a direItor if the director is wholly successful, on tIe merits or otherwise, in tIe defense of the proceeding. In addition, Section 8.052 of the TBOC requires indemnification by a Texas corporation to the fullest extent that a court so orders.

The certificate of formation for Carefree Title Agency, Inc. provides that the liability of a director or former director to the corporation and its shareholders shall be eliminated to the fullest extent permitted under the TBOC. The certificate of formation for Carefree Title Agency, Inc. also provides that the corporation shall indemnify any and all existing and former directors and officers to the fullest extent permitted under Texas law. If the TBOC is amended to authorize corporate action further eliminating or limiting the liability of directors, or if Texas law is amended to authorize the corporation to broaden its ability to indemnify its directors and officers, the liability of a director shall be eliminated or limited, and the ability of the corporation to indemnify its directors and officers shall be expanded, to the fullest extent permitted under the TBOC and Texas law, as amended, respectively.

Texas Limited Liability Company Guarantors

Section 101.402 of the TBOC provides that a Texas limited liability company may (1) indemnify a person; (2) pay in advance or reimburse expenses incurred by a person; and (3) purchase or procure or establish and maintain insurance or another arrangement to indemnify or hold harmless a person. For the purposes of Section 101.402 of the TBOC, a person includes a member, manager, or officer of a limited liability company or an assignee of a membership interest in the company. In addition, Section 101.401 of the TBOC provides that the company agreement of a limited liability company may expand or restrict any duties, including fiduciary duties, and related liabilities that a member, manager, officer, or other person has to the company or to a member or manager of the company. Therefore, under the TBOC, indemnification of the governing persons of a Texas limited liability company is a contractual matter to be governed by the entity’s company agreement or other constituent documents, as applicable, and subject to any common law established by the courts.

The regulations for Meritage Holdings, L.L.C. provide that each member shall be indemnified against any and all liability and reasonable expense that may be incurred by or in connection with or resulting from (1) any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, (2) an appeal in such an event, or (3) any inquiry or investigation that could lead to such an event, all to the full extent permitted by applicable law. The regulations for Meritage Holdings, L.L.C. further provide that, upon a determination by the member to do so, Meritage Holdings, L.L.C. may indemnify its current and past officers and agents in their capacities as such and, if serving at the request of Meritage Holdings, L.L.C. as a director, manager, officer, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, limited liability company, trust, partnership, joint venture, sole proprietorship, employee benefit plan, or other enterprise, in each of those capacities, against any and all liability and reasonable expense that may be incurred by them in connection with or resulting from the events listed in (1), (2), and (3) of this paragraph, all to the full extent permitted by applicable law.

The Amended and Restated Company Agreement of Meritage Homes of Texas Joint Venture Holding Company, LLC provides that each person who was or is a member or officer of the both in their capacities as such and, if serving at the request of Meritage Homes of Texas Joint Venture Holding Company, LLC as a director, manager, officer, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, trust, partnership, joint venture, sole proprietorship, employee benefit plan, or other enterprise, in each of those capacities shall be indemnified against any and all liability and reasonable expense that may be incurred by them in connection with or resulting from (1) any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (2) an appeal in such an event, (3) any inquiry or investigation that could lead to such an event, or (4) all loss, damage, expense (including without limitation fees and expenses of attorneys and other advisors and any court costs incurred by any such person) or liability by reason of anything any such person does or refrains from doing for, or in connection with the business or affairs of, Meritage Homes of Texas Joint Venture Holding Company, LLC, all to the fullest extent permitted by applicable law.

Florida Corporate Guarantor

Section 607.0850 of the Florida Business Corporation Act (“FBCA”) permits, subject to certain exclusions, and in some cases requires, a corporation to indemnify its directors, officers, employees, or agents, or any person serving at its request in any such capacity, against certain expenses and liabilities incurred as a party to any proceeding brought against such person by reason of the fact that such person is or was a director, officer, employee, or agent of a corporation or is or was serving in such capacity at the request of the corporation. With respect to proceedings, other than an action by, or in the right of the corporation, such indemnification is permitted if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful.

With respect to any action threatened, pending or completed by or in the right of a corporation to procure a judgment in its favor against any such person, a corporation may indemnify any such person against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, including the appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which any such person shall have been adjudged to be liable unless, and only to the extent that, the court in which the action was brought, or any other court of competent jurisdiction, determines that despite the adjudication of liability, but in view of all the circumstances in the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 607.0850 of the FBCA also provides that if any such person has been successful on the merits or otherwise in defense of any action, suit or proceeding whereby indemnification of persons acting on behalf of the corporation has been authorized by the corporation, whether brought in the right of a corporation or otherwise, such person shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith. Any such indemnification not made pursuant to a determination by a court shall be made by the corporation only as authorized in the specific case upon a determination made by the applicable listed alternative parties and in the manner set forth in the FBCA that indemnification of the director, officer, employee or agent is proper because he or she has met the applicable standard of conduct.

Section 607.0850 of the FBCA also contains a provision authorizing corporations to purchase and maintain liability insurance on behalf of its directors and officers.

The bylaws of Meritage Homes of Florida, Inc., which is a Florida corporation, provide that the corporation is authorized to provide indemnification of its directors, officers, employees, or agents, or any person serving at its request in any such capacity to the maximum extent permitted by the FBCA.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits:

Exhibit Number	Description	Page or Method of Filing

2.1	Agreement and plan of Reorganization, dated as of September 13, 1996, by and among Homeplex, the Monterey Merging Companies and the Monterey Stockholders	Incorporated by reference to Appendix A of Form S-4 Registration Statement No. 333-15937.

3.1	Restated Articles of Incorporation of Meritage Homes Corporation	Incorporated by reference to Exhibit 3 of Form 8-K dated June 20, 2002.

3.1.1	Amendment to Articles of Incorporation of Meritage Homes Corporation	Incorporated by reference to Exhibit 3.1 of Form 8-K dated September 15, 2004.

3.1.2	Amendment to Articles of Incorporation of Meritage Homes Corporation	Incorporated by reference to Appendix A of the Proxy Statement for the 2006 Annual Meeting of Stockholders.

3.1.3	Amendment to Articles of Incorporation of Meritage Homes Corporation	Incorporated by reference to Appendix B of the Proxy Statement for the 2008 Annual Meeting of Stockholders.

3.1.4	Amendment to Articles of Incorporation of Meritage Homes Corporation	Incorporated by reference to Appendix A of the Definitive Proxy Statement filed with the Securities and Exchange Commission on January 9, 2009.

3.2	Amended and Restated Bylaws of Meritage Homes Corporation	Incorporated by reference to Exhibit 3.1 of Form 8-K dated August 21, 2007.

3.2.1	Amendment to Amended and Restated Bylaws of Meritage Homes Corporation	Incorporated by reference to Exhibit 3.1 of Form 8-K filed on December 24, 2008.

3.2.2	Amendment No. 2 to Amended and Restated Bylaws of Meritage Homes Corporation	Incorporated by reference to Exhibit 3.1 of Form 8-K filed on May 20, 2011.

3.3	Articles of Organization of Meritage Paseo Crossing, LLC	Incorporated by reference to Exhibit 3.6 of Form S-4 Registration Statement No. 333-64538.

3.4	Articles of Incorporation of Meritage Homes Construction, Inc. (formerly known as Hancock-MTH Builders, Inc.)	Incorporated by reference to Exhibit 3.19 of Form S-4 Registration Statement No. 333-64538.

3.4.1	Articles of Amendment and Merger of Meritage Homes Construction, Inc. (formerly known as Hancock-MTH Builders, Inc.)	Incorporated by reference to Exhibit 3.4.1 of Form S-4 Registration Statement No. 333-166972.

3.5	Bylaws of Meritage Homes Construction, Inc. (formerly known as Hancock-MTH Builders, Inc.)	Incorporated by reference to Exhibit 3.20 of Form S-4 Registration Statement No. 333-64538.

3.6	Articles of Organization of Meritage Paseo Construction, LLC (formerly known as Chandler 110, LLC)	Incorporated by reference to Exhibit 3.9 of Form S-4 Registration Statement No. 333-64538.

3.6.1	Amendment to Articles of Organization of Meritage Paseo Construction, LLC (formerly known as Chandler 110, LLC)	Incorporated by reference to Exhibit 3.9.1 of Form S-4 Registration Statement No. 333-64538.

Exhibit Number	Description	Page or Method of Filing

3.7	Articles of Incorporation of Meritage Homes of California, Inc. (formerly known as Meritage Homes of Northern California, Inc.)	Incorporated by reference to Exhibit 3.17 of Form S-4 Registration Statement No. 333-64538.

3.7.1	Certificate of Amendment of Articles of Incorporation for Meritage Homes of California, Inc. (formerly known as Meritage Homes of Northern California, Inc.)	Incorporated by reference to Exhibit 3.17.1 of Form S-4 Registration Statement No. 333-115610.

3.8	Bylaws of Meritage Homes of California, Inc. (formerly known as Meritage Homes of Northern California, Inc.)	Incorporated by reference to Exhibit 3.18 of Form S-4 Registration Statement No. 333-64538.

3.9	Articles of Incorporation of Meritage Homes of Arizona, Inc. (formerly known as Hancock-MTH Communities, Inc.)	Incorporated by reference to Exhibit 3.21 of Form S-4 Registration Statement No. 333-64538.

3.9.1	Articles of Amendment and Merger of Meritage Homes of Arizona, Inc. (formerly known as Hancock-MTH Communities, Inc.)	Incorporated by reference to Exhibit 3.9.1 of Form S-4 Registration Statement No. 333-166972.

3.10	Bylaws of Meritage Homes of Arizona, Inc. (formerly known as Hancock-MTH Communities, Inc.)	Incorporated by reference to Exhibit 3.22 of Form S-4 Registration Statement No. 333-64538.

3.11	Articles of Incorporation of Meritage Homes of Nevada, Inc. (formerly known as MTH-Homes Nevada, Inc.)	Incorporated by reference to Exhibit 3.30 of Form S-4 Registration Statement No. 333-105043.

3.11.1	Articles of Amendment of Meritage Homes of Nevada, Inc. (formerly known as MTH-Homes Nevada, Inc.)	Incorporated by reference to Exhibit 3.11.1 of Form S-4 Registration Statement No. 333-166972.

3.12	Bylaws of Meritage Homes of Nevada, Inc. (formerly known as MTH-Homes Nevada, Inc.)	Incorporated by reference to Exhibit 3.31 of Form S-4 Registration Statement No. 333-105043.

3.13	Articles of Organization of Meritage Holdings, L.L.C.	Incorporated by reference to Exhibit 3.32 of Form S-4 Registration Statement No. 333-105043.

3.14	Regulations of Meritage Holdings, L.L.C.	Incorporated by reference to Exhibit 3.33 of Form S-4 Registration Statement No. 333-105043.

3.15	Articles of Organization of MTH-Cavalier, LLC	Incorporated by reference to Exhibit 3.38 of Form S-4 Registration Statement No. 333-105043.

3.16	Operating Agreement of MTH-Cavalier, LLC	Incorporated by reference to Exhibit 3.39 of Form S-4 Registration Statement No. 333-105043.

3.17	Articles of Organization of MTH Golf, LLC (formerly known as Mission Royale Golf Course, LLC)	Incorporated by reference to Exhibit 3.40 of Form S-4 Registration Statement No. 333-109933.

3.17.1	Articles of Amendment of MTH Golf, LLC (formerly known as Mission Royale Golf Course, LLC)	Incorporated by reference to Exhibit 3.40.1 of Form S-4 Registration Statement No. 333-109933.

3.18	Operating Agreement of MTH Golf, LLC	Incorporated by reference to Exhibit 3.18 of Form S-4 Registration Statement No. 333-166972.

Exhibit Number	Description	Page or Method of Filing

3.19	Articles of Incorporation of Meritage Homes of Colorado, Inc.	Incorporated by reference to Exhibit 3.43 of Form S-4 Registration Statement No. 333-115610.

3.20	Bylaws of Meritage Homes of Colorado, Inc.	Incorporated by reference to Exhibit 3.44 of Form S-4 Registration Statement No. 333-115610.

3.21	Articles of Incorporation of Meritage Homes of Florida, Inc. (formerly known as Greater Homes, Inc.)	Incorporated by reference to Exhibit 3.21 of Form S-4 Registration Statement No. 333-166972.

3.22	Bylaws of Meritage Homes of Florida, Inc. (formerly known as Greater Homes, Inc.)	Incorporated by reference to Exhibit 3.22 of Form S-4 Registration Statement No. 333-166972.

3.23	Articles of Incorporation of Meritage Homes of North Carolina, Inc.	Filed herewith.

3.24	Bylaws of Meritage Homes of North Carolina, Inc.	Filed herewith.

3.25	Articles of Organization of California Urban Homes, LLC	Incorporated by reference to Exhibit 3.44 of Form S-4 Registration Statement No. 333-123661.

3.26	Limited Liability Company Operating Agreement of California Urban Homes, LLC	Incorporated by reference to Exhibit 3.45 of Form S-4 Registration Statement No. 333-123661.

3.26.1	First Amendment to the Limited Liability Company Operating Agreement of California Urban Builders, LLC	Incorporated by reference to Exhibit 3.45.1 of Form S-4 Registration Statement No. 333-123661.

3.27	Articles of Incorporation of Meritage Homes of Texas Holding, Inc. (formerly known as MTH-Texas LP, Inc.)	Incorporated by reference to Exhibit 3.14 of Form S-4 Registration Statement No. 333-64538.

3.27.1	Articles of Merger and Amendment of Meritage Homes of Texas Holding, Inc. (formerly known as MTH-Texas LP, Inc.)	Incorporated by reference to Exhibit 3.27.1 of Form S-4 Registration Statement No. 333-166972.

3.28	Bylaws of Meritage Homes of Texas Holding, Inc. (formerly known as MTH-Texas LP, Inc.)	Incorporated by reference to Exhibit 3.15 of Form S-4 Registration Statement No. 333-64538.

3.29	Restated Articles of Organization of Meritage Homes of Texas Joint Venture Holding Company, LLC (formerly known as Hulen Park Venture, LLC)	Filed herewith.

3.30	Amended and Restated Company Agreement of Meritage Homes of Texas Joint Venture Holding Company, LLC (formerly known as Hulen Park Venture, LLC)	Filed herewith.

Exhibit Number	Description	Page or Method of Filing

3.31	Articles of Organization of Meritage Homes of Texas, LLC	Incorporated by reference to Exhibit 3.31 of Form S-4 Registration Statement No. 333-166972.

3.32	Operating Agreement of Meritage Homes of Texas, LLC	Incorporated by reference to Exhibit 3.32 of Form S-4 Registration Statement No. 333-166972.

3.33	Articles of Organization of Meritage Homes Operating Company, LLC	Incorporated by reference to Exhibit 3.33 of Form S-4 Registration Statement No. 333-166972.

3.34	Operating Agreement of Meritage Homes Operating Company, LLC	Incorporated by reference to Exhibit 3.34 of Form S-4 Registration Statement No. 333-166972.

3.35	Articles of Organization of WW Project Seller, LLC	Incorporated by reference to Exhibit 3.35 of Form S-4 Registration Statement No. 333-166972.

3.36	Certificate of Formation of Carefree Title Agency, Inc.	Filed herewith.

3.37	Bylaws of Carefree Title Agency, Inc.	Filed herewith.

3.38	Certificate of Formation of M&M Fort Myers Holdings, LLC	Filed herewith.

3.39	Limited Liability Company Agreement of M&M Fort Myers Holdings, LLC	Filed herewith.

4.1	Indenture dated March 10, 2005 (re 6.25% Senior Notes due 2015) and Form of 6.25% Senior Notes due 2015	Incorporated by reference to Exhibit 4.4 of Form 10-K for the year ended December 31, 2004.

4.1.1	First Supplemental Indenture, dated April 18, 2005 (re 6.25% Senior Notes due 2015)	Incorporated by reference to Exhibit 4.1.1 of Form S-4 Registration Statement No. 333-123661.

4.1.2	Second Supplemental Indenture, dated September 22, 2005 (re 6.25% Senior Notes due 2015)	Incorporated by reference to Exhibit 4.2 of Form 10-Q for the quarterly period ended September 30, 2005.

4.1.3	Third Supplemental Indenture, dated July 10, 2007 (re 6.25% Senior Notes due 2015)	Incorporated by reference to Exhibit 4.3.3 of Form 10-K for the year ended December 31, 2008.

4.1.4	Instrument of Resignation, Appointment and Acceptance, dated as of May 27, 2008 (re 7% Senior Notes due 2014 and 6.25% Senior Notes due 2015)	Incorporated by reference to Exhibit 4.1 of Form 8-K filed on May 28, 2008.

4.1.5	Fourth Supplemental Indenture, dated March 6, 2009 (re 6.25% Senior Notes due 2015)	Incorporated by reference to Exhibit 4.2 of Form 10-Q for the quarter ended March 31, 2009.

4.1.6	Fifth Supplemental Indenture, dated April 6, 2011 (re 6.25% Senior Notes due 2015)	Incorporated by reference to Exhibit 4.1 of Form 10-Q for the quarter ended March 31, 2011.

4.1.7	Sixth Supplemental Indenture, dated February 14, 2012 (re 6.25% Senior Notes due 2015)	Incorporated by reference to Exhibit 4.2.7 of Form 10-K for the year ended December 31, 2011.

4.1.8	Seventh Supplemental Indenture, dated March 7, 2012 (re 6.25% Senior Notes due 2015)	Incorporated by reference to Exhibit 4.2 of Form 10-Q for the quarter ended March 31, 2012.

Exhibit Number	Description	Page or Method of Filing

4.1.9	Eighth Supplemental Indenture, dated April 10, 2012 (re 6.25% Senior Notes due 2015)	Incorporated by reference to Exhibit 4.2 of Form 8-K dated April 10, 2012.

4.2	Indenture, dated February 23, 2007 (re 7.731% Senior Subordinated Notes due 2017) and Form of 7.731% Senior Subordinated Notes due 2017	Incorporated by reference to Exhibit 4.1 of Form 8-K dated February 23, 2007.

4.2.1	First Supplemental Indenture, dated July 10, 2007 (re 7.731% Senior Subordinated Notes due 2017)	Incorporated by reference to Exhibit 4.4.1 of Form 10-K for the year ended December 31, 2008.

4.2.2	Instrument of Resignation, Appointment and Acceptance, dated as of May 27, 2008 (re 7.731% Senior Subordinated Notes due 2017)	Incorporated by reference to Exhibit 4.2 of Form 8-K filed on May 28, 2008.

4.2.3	Second Supplemental Indenture, dated March 6, 2009 (re 7.731% Senior Subordinated Notes due 2017)	Incorporated by reference to Exhibit 4.1 of Form 10-Q for the quarter ended March 31, 2009.

4.2.4	Third Supplemental Indenture, dated April 6, 2011 (re 7.731% Senior Subordinated Notes due 2017)	Incorporated by reference to Exhibit 4.3 of Form 10-Q for the quarter ended March 31, 2011.

4.2.5	Fourth Supplemental Indenture, dated February 14, 2012 (re 7.731% Senior Subordinated Notes due 2017)	Incorporated by reference to Exhibit 4.3.5 of Form 10-K for the year ended December 31, 2011.

4.2.6	Fifth Supplemental Indenture, dated March 7, 2012 (re 7.731% Senior Subordinated Notes due 2017)	Incorporated by reference to Exhibit 4.3 of Form 10-Q for the quarter ended March 31, 2012.

4.3	Indenture, dated April 13, 2010 (re 7.15% Senior Notes due 2020) and Form of 7.15% Senior Notes due 2020	Incorporated by reference to Exhibit 4.1 of Form 8-K filed on April 14, 2010.

4.3.1	First Supplemental Indenture, dated April 6, 2011 (re 7.15% Senior Notes due 2020)	Incorporated by reference to Exhibit 4.2 of Form 10-Q for the quarter ended March 31, 2011.

4.3.2	Second Supplemental Indenture, dated February 14, 2012 (re 7.15% Senior Notes due 2020)	Incorporated by reference to Exhibit 4.4.2 of Form 10-K for the year ended December 31, 2011.
4.3.3	Third Supplemental Indenture, dated March 7, 2012 (re 7.15% Senior Notes due 2020)	Incorporated by reference to Exhibit 4.4 of Form 10-Q for the quarter ended March 31, 2012.

4.4	Indenture, dated April 10, 2012 (re 7% Senior Notes due 2022) and Form of 7% Senior Notes due 2022	Incorporated by reference to Exhibit 4.1 of Form 8-K dated April 10, 2012.

4.5	Registration Rights Agreement, dated April 10, 2012 (re 7% Senior Notes due 2022)	Incorporated by reference to Exhibit 10.1 of Form 8-K filed on April 10, 2012.

5.1	Opinion of Snell & Wilmer L.L.P. regarding the legality of the securities being registered	Filed herewith.

Exhibit Number	Description	Page or Method of Filing

10.1	2006 Annual Incentive Plan*	Incorporated by reference to Appendix C of the Proxy Statement for the 2006 Annual Meeting of Stockholders.

10.2	Amended 1997 Meritage Stock Option Plan*	Incorporated by reference to Exhibit 10.3 of Form 10-K for the year ended December 31, 2004.

10.3	Meritage Homes Corporation 2006 Stock Incentive Plan*	Incorporated by reference to Exhibit 4.8 of Form S-8 Registration Statement No. 333-166991.

10.3.1	Representative Form of Restricted Stock Agreement*	Incorporated by reference to Exhibit 4.9 of Form S-8 Registration Statement No. 333-166991.

10.3.2	Representative Form of Restricted Stock Agreement (2006 Plan; Executive Officer)*	Incorporated by reference to Exhibit 4.9.1 of Form S-8 Registration Statement No. 333-166991.

10.3.3	Representative Form of Restricted Stock Agreement (2006 Plan; Non-Employee Director)*	Incorporated by reference to Exhibit 4.9.2 of Form S-8 Registration Statement No. 333-166991.

10.3.4	Representative Form of Non-Qualified Stock Option Agreement (2006 Plan)*	Incorporated by reference to Exhibit 4.10 of Form S-8 Registration Statement No. 333-166991.

10.3.5	Representative Form of Incentive Stock Option Agreement (2006 Plan)*	Incorporated by reference to Exhibit 4.4 of Form S-8 Registration Statement No. 333-134637.

10.3.6	Representative Form of Stock Appreciation Rights Agreement (2006 Plan)*	Incorporated by reference to Exhibit 4.5 of Form S-8 Registration Statement No. 333-134637.

10.4	Third Amended and Restated Employment Agreement between the Company and Steven J. Hilton*	Incorporated by reference to Exhibit 10.1 of Form 8-K dated January 9, 2010.

10.4.1	Third Amended and Restated Change of Control Agreement between the Company and Steven J. Hilton	Incorporated by reference to Exhibit 10.5 of Form 8-K dated January 19, 2010.

10.5	Third Amended and Restated Employment Agreement between the Company and Larry W. Seay*	Incorporated by reference to Exhibit 10.2 of Form 8-K filed on January 20, 2010.

10.5.1	Third Amended and Restated Change of Control Agreement between the Company and Larry W. Seay*	Incorporated by reference to Exhibit 10.6 of Form 8-K filed on January 20, 2010.

10.6	Amended and Restated Employment Agreement between the Company and Steven Davis*	Incorporated by reference to Exhibit 10.4 of Form 8-K filed on January 20, 2010.

10.6.1	Amended and Restated Change of Control Agreement between the Company and Steven Davis*	Incorporated by reference to Exhibit 10.8 of Form 8-K filed on January 20, 2010.

Exhibit Number	Description	Page or Method of Filing

10.7	Amended and Restated Employment Agreement between the Company and C. Timothy White*	Incorporated by reference to Exhibit 10.3 of Form 8-K filed on January 20, 2010.

10.7.1	Amended and Restated Change of Control Agreement between the Company and C. Timothy White*	Incorporated by reference to Exhibit 10.7 of Form 8-K filed on January 20, 2010.

12.1	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	Filed herewith.

21.1	List of Subsidiaries	Filed herewith.

23.1	Consent of Deloitte & Touche LLP	Filed herewith.

23.2	Consent of Snell & Wilmer L.L.P.	Included in Exhibit 5.1.

24.1	Powers of Attorney	Included in Signature Pages.

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of Wells Fargo Bank, National Association	Filed herewith.

99.1	Form of Letter of Transmittal	Filed herewith.

99.2	Form of Notice of Guaranteed Delivery	Filed herewith.

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	Filed herewith.

99.4	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	Filed herewith.

99.5	Form of Instructions from Beneficial Owner to DTC Participant	Filed herewith.

*	Indicates a management contract or compensation plan.

(b)	Financial Statement Schedules:

Schedules have been omitted because of the absence of conditions under which they are required or because the required material information is included in the Consolidated Financial Statements or Notes to the Consolidated Financial Statements included in the reports incorporated by reference herein.

Item 22.	Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided,	however, that:

(A) Paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and

(B) Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on May 11, 2012.

MERITAGE HOMES CORPORATION

By:	/s/ STEVEN J. HILTON
Steven J. Hilton
Chairman and Chief Executive Officer

The following direct and indirect subsidiaries of the registrant will guarantee the notes and are co-registrants under this registration statement.

Name of Co-Registrant

California Urban Homes, LLC (1)

Meritage Holdings, L.L.C. (2)

Meritage Homes Construction, Inc.

Meritage Homes of Arizona, Inc.

Meritage Homes of California, Inc.

Meritage Homes of Colorado, Inc.

Meritage Homes of Florida, Inc.

Meritage Homes of Nevada, Inc.

Meritage Homes of Texas Holding, Inc.

Meritage Homes of Texas Joint Venture Holding Company, LLC (3)

Meritage Homes of Texas, LLC (2)

Meritage Homes Operating Company, LLC (4)

Meritage Paseo Construction, LLC (5)

Meritage Paseo Crossing, LLC (6)

MTH-Cavalier, LLC (5)

MTH Golf, LLC (5)

WW Project Seller, LLC (7)

Meritage Homes of North Carolina, Inc.

Carefree Title Agency, Inc.

M&M Fort Myers Holdings, LLC (7)

as CO-REGISTRANTS

By:	/s/ STEVEN J. HILTON
Steven J. Hilton
Principal Executive Officer and Director of each co-registrant that is a corporation and Principal
Executive Officer and Director of the corporate
member or manager or sole member of each co-registrant that is a limited liability company.

(1)	Executed by Meritage Homes of California, Inc., as sole member
(2)	Executed by Meritage Homes of Texas Holding, Inc., as sole member
(3)	Executed by Meritage Homes of Texas Holding, Inc., as sole member of Meritage Homes of Texas, LLC, which is the sole member of this co-registrant
(4)	Executed by Meritage Homes of Texas Holding, Inc., as 99% member of this co-registrant and the sole member of Meritage Holdings, L.L.C., which owns the remaining 1% of this co-registrant
(5)	Executed by Meritage Homes Construction, Inc., as sole member
(6)	Executed by Meritage Homes of Arizona, Inc., as sole member
(7)	Executed by Meritage Homes of Arizona, Inc., as the sole member of Meritage Paseo Crossing, LLC, which is the sole member of this co-registrant

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Steven J. Hilton and Larry W. Seay, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

ON BEHALF OF MERITAGE HOMES CORPORATION:

Signature		Title	Date

By:	/s/ STEVEN J. HILTON	Chairman and Chief Executive Officer	May 11, 2012
	Steven J. Hilton	(Principal Executive Officer)

By:	/s/ LARRY W. SEAY	Executive Vice President and	May 11, 2012
	Larry W. Seay	Chief Financial Officer
(Principal Financial Officer)

By:	/s/ HILLA SFERRUZZA	Vice President, Corporate Controller and	May 11, 2012
	Hilla Sferruzza	Chief Accounting Officer
(Principal Accounting Officer)

By:	/s/ PETER L. AX	Director	May 11, 2012
Peter L. Ax

By:	/s/ RAYMOND OPPEL	Director	May 11, 2012
Raymond Oppel

By:	/s/ ROBERT G. SARVER	Director	May 11, 2012
Robert G. Sarver

By:	/s/ RICHARD T. BURKE, SR.	Director	May 11, 2012
Richard T. Burke, Sr.

By:	/s/ GERALD W. HADDOCK	Director	May 11, 2012
Gerald W. Haddock

By:	/s/ DANA BRADFORD	Director	May 11, 2012
Dana Bradford

By:	/s/ MICHAEL R. ODELL	Director	May 11, 2012
Michael R. Odell

ON BEHALF OF THE FOLLOWING INCORPORATED CO-REGISTRANTS:

Name of Co-Registrant:

Meritage Homes Construction, Inc.

Meritage Homes of Arizona, Inc.

Meritage Homes of California, Inc.

Meritage Homes of Colorado, Inc.

Meritage Homes of Florida, Inc.

Meritage Homes of Nevada, Inc.

Meritage Homes of Texas Holding, Inc.

Meritage Homes of North Carolina, Inc.

Carefree Title Agency, Inc.

Signature		Title	Date

By:	/s/ STEVEN J. HILTON	Chief Executive Officer and Director	May 11, 2012
	Steven J. Hilton	(Principal Executive Officer)

By:	/s/ LARRY W. SEAY	Executive Vice President, Chief	May 11, 2012
	Larry W. Seay	Financial Officer, Assistant Secretary and Director
(Principal Financial Officer)

By:	/s/ HILLA SFERRUZZA	Vice President, Chief Accounting Officer,	May 11, 2012
	Hilla Sferruzza	Corporate Controller and Assistant Secretary (Principal Accounting Officer)

ON BEHALF OF THE FOLLOWING CO-REGISTRANT:

Name of Co-Registrant

Meritage Homes of Florida, Inc.

By:	/s/ C. TIMOTHY WHITE	Director	May 11, 2012
C. Timothy White

ON BEHALF OF THE FOLLOWING LIMITED LIABILITY COMPANY CO-REGISTRANTS:

Name of Co-Registrant

California Urban Homes, LLC

Meritage Holdings, L.L.C.

Meritage Homes of Texas Joint Venture Holding Company, LLC

Meritage Homes of Texas, LLC

Meritage Homes Operating Company, LLC

Meritage Paseo Construction, LLC

Meritage Paseo Crossing, LLC

MTH-Cavalier, LLC

MTH Golf, LLC

WW Project Sellor, LLC

M&M Fort Myers Holdings, LLC

Sole Member or Manager of Co-Registrant

Meritage Homes of California, Inc.

Meritage Homes of Texas Holding, Inc.

Meritage Homes of Texas, LLC

Meritage Homes of Texas Holding, Inc.

Meritage Holdings, L.L.C.

Meritage Homes Construction, Inc.

Meritage Homes of Arizona, Inc.

Meritage Paseo Crossing, LLC

Signature		Title	Date

By:	/s/ STEVEN J. HILTON	Chief Executive Officer and Director of each of:	May 11, 2012
	Steven J. Hilton	Meritage Homes Construction, Inc.,
Meritage Homes of Arizona, Inc.,
Meritage Homes of California, Inc., and
Meritage Homes of Texas Holding, Inc.
(Principal Executive Officer)

By:	/s/ LARRY W. SEAY	Executive Vice President, Chief Financial	May 11, 2012
	Larry W. Seay	Officer, Assistant Secretary and Director of each of:
Meritage Homes Construction, Inc.,
Meritage Homes of Arizona, Inc.,
Meritage Homes of California, Inc., and
Meritage Homes of Texas Holding, Inc.
(Principal Financial Officer)

By:	/s/ HILLA SFERRUZZA	Vice President, Chief Accounting Officer,	May 11, 2012
	Hilla Sferruzza	Corporate Controller and Assistant Secretary Meritage Homes Construction, Inc.,
Meritage Homes of Arizona, Inc.,
Meritage Homes of California, Inc., and
Meritage Homes of Texas Holding, Inc.
(Principal Accounting Officer)

INDEX OF EXHIBITS

Exhibit Number	Description	Page or Method of Filing

2.1	Agreement and plan of Reorganization, dated as of September 13, 1996, by and among Homeplex, the Monterey Merging Companies and the Monterey Stockholders	Incorporated by reference to Appendix A of Form S-4 Registration Statement No. 333-15937.

3.1	Restated Articles of Incorporation of Meritage Homes Corporation	Incorporated by reference to Exhibit 3 of Form 8-K dated June 20, 2002.

3.1.1	Amendment to Articles of Incorporation of Meritage Homes Corporation	Incorporated by reference to Exhibit 3.1 of Form 8-K dated September 15, 2004.

3.1.2	Amendment to Articles of Incorporation of Meritage Homes Corporation	Incorporated by reference to Appendix A of the Proxy Statement for the 2006 Annual Meeting of Stockholders.

3.1.3	Amendment to Articles of Incorporation of Meritage Homes Corporation	Incorporated by reference to Appendix B of the Proxy Statement for the 2008 Annual Meeting of Stockholders.

3.1.4	Amendment to Articles of Incorporation of Meritage Homes Corporation	Incorporated by reference to Appendix A of the Definitive Proxy Statement filed with the Securities and Exchange Commission on January 9, 2009.

3.2	Amended and Restated Bylaws of Meritage Homes Corporation	Incorporated by reference to Exhibit 3.1 of Form 8-K dated August 21, 2007.

3.2.1	Amendment to Amended and Restated Bylaws of Meritage Homes Corporation	Incorporated by reference to Exhibit 3.1 of Form 8-K filed on December 24, 2008.

3.2.2	Amendment No. 2 to Amended and Restated Bylaws of Meritage Homes Corporation	Incorporated by reference to Exhibit 3.1 of Form 8-K filed on May 20, 2011.

3.3	Articles of Organization of Meritage Paseo Crossing, LLC	Incorporated by reference to Exhibit 3.6 of Form S-4 Registration Statement No. 333-64538.

3.4	Articles of Incorporation of Meritage Homes Construction, Inc. (formerly known as Hancock-MTH Builders, Inc.)	Incorporated by reference to Exhibit 3.19 of Form S-4 Registration Statement No. 333-64538.

3.4.1	Articles of Amendment and Merger of Meritage Homes Construction, Inc. (formerly known as Hancock-MTH Builders, Inc.)	Incorporated by reference to Exhibit 3.4.1 of Form S-4 Registration Statement No. 333-166972.

3.5	Bylaws of Meritage Homes Construction, Inc. (formerly known as Hancock-MTH Builders, Inc.)	Incorporated by reference to Exhibit 3.20 of Form S-4 Registration Statement No. 333-64538.

3.6	Articles of Organization of Meritage Paseo Construction, LLC (formerly known as Chandler 110, LLC)	Incorporated by reference to Exhibit 3.9 of Form S-4 Registration Statement No. 333-64538.

3.6.1	Amendment to Articles of Organization of Meritage Paseo Construction, LLC (formerly known as Chandler 110, LLC)	Incorporated by reference to Exhibit 3.9.1 of Form S-4 Registration Statement No. 333-64538.

Exhibit Number	Description	Page or Method of Filing

3.7	Articles of Incorporation of Meritage Homes of California, Inc. (formerly known as Meritage Homes of Northern California, Inc.)	Incorporated by reference to Exhibit 3.17 of Form S-4 Registration Statement No. 333-64538.

3.7.1	Certificate of Amendment of Articles of Incorporation for Meritage Homes of California, Inc. (formerly known as Meritage Homes of Northern California, Inc.)	Incorporated by reference to Exhibit 3.17.1 of Form S-4 Registration Statement No. 333-115610.

3.8	Bylaws of Meritage Homes of California, Inc. (formerly known as Meritage Homes of Northern California, Inc.)	Incorporated by reference to Exhibit 3.18 of Form S-4 Registration Statement No. 333-64538.

3.9	Articles of Incorporation of Meritage Homes of Arizona, Inc. (formerly known as Hancock-MTH Communities, Inc.)	Incorporated by reference to Exhibit 3.21 of Form S-4 Registration Statement No. 333-64538.

3.9.1	Articles of Amendment and Merger of Meritage Homes of Arizona, Inc. (formerly known as Hancock-MTH Communities, Inc.)	Incorporated by reference to Exhibit 3.9.1 of Form S-4 Registration Statement No. 333-166972.

3.10	Bylaws of Meritage Homes of Arizona, Inc. (formerly known as Hancock-MTH Communities, Inc.)	Incorporated by reference to Exhibit 3.22 of Form S-4 Registration Statement No. 333-64538.

3.11	Articles of Incorporation of Meritage Homes of Nevada, Inc. (formerly known as MTH-Homes Nevada, Inc.)	Incorporated by reference to Exhibit 3.30 of Form S-4 Registration Statement No. 333-105043.

3.11.1	Articles of Amendment of Meritage Homes of Nevada, Inc. (formerly known as MTH-Homes Nevada, Inc.)	Incorporated by reference to Exhibit 3.11.1 of Form S-4 Registration Statement No. 333-166972.

3.12	Bylaws of Meritage Homes of Nevada, Inc. (formerly known as MTH-Homes Nevada, Inc.)	Incorporated by reference to Exhibit 3.31 of Form S-4 Registration Statement No. 333-105043.

3.13	Articles of Organization of Meritage Holdings, L.L.C.	Incorporated by reference to Exhibit 3.32 of Form S-4 Registration Statement No. 333-105043.

3.14	Regulations of Meritage Holdings, L.L.C.	Incorporated by reference to Exhibit 3.33 of Form S-4 Registration Statement No. 333-105043.

3.15	Articles of Organization of MTH-Cavalier, LLC	Incorporated by reference to Exhibit 3.38 of Form S-4 Registration Statement No. 333-105043.

3.16	Operating Agreement of MTH-Cavalier, LLC	Incorporated by reference to Exhibit 3.39 of Form S-4 Registration Statement No. 333-105043.

3.17	Articles of Organization of MTH Golf, LLC (formerly known as Mission Royale Golf Course, LLC)	Incorporated by reference to Exhibit 3.40 of Form S-4 Registration Statement No. 333-109933.

3.17.1	Articles of Amendment of MTH Golf, LLC (formerly known as Mission Royale Golf Course, LLC)	Incorporated by reference to Exhibit 3.40.1 of Form S-4 Registration Statement No. 333-109933.

Exhibit Number	Description	Page or Method of Filing

3.18	Operating Agreement of MTH Golf, LLC	Incorporated by reference to Exhibit 3.18 of Form S-4 Registration Statement No. 333-166972.

3.19	Articles of Incorporation of Meritage Homes of Colorado, Inc.	Incorporated by reference to Exhibit 3.43 of Form S-4 Registration Statement No. 333-115610.

3.20	Bylaws of Meritage Homes of Colorado, Inc.	Incorporated by reference to Exhibit 3.44 of Form S-4 Registration Statement No. 333-115610.

3.21	Articles of Incorporation of Meritage Homes of Florida, Inc. (formerly known as Greater Homes, Inc.)	Incorporated by reference to Exhibit 3.21 of Form S-4 Registration Statement No. 333-166972.

3.22	Bylaws of Meritage Homes of Florida, Inc. (formerly known as Greater Homes, Inc.)	Incorporated by reference to Exhibit 3.22 of Form S-4 Registration Statement No. 333-166972.

3.23	Articles of Incorporation of Meritage Homes of North Carolina, Inc.	Filed herewith.

3.24	Bylaws of Meritage Homes of North Carolina, Inc.	Filed herewith.

3.25	Articles of Organization of California Urban Homes, LLC	Incorporated by reference to Exhibit 3.44 of Form S-4 Registration Statement No. 333-123661.

3.26	Limited Liability Company Operating Agreement of California Urban Homes, LLC	Incorporated by reference to Exhibit 3.45 of Form S-4 Registration Statement No. 333-123661.

3.26.1	First Amendment to the Limited Liability Company Operating Agreement of California Urban Builders, LLC	Incorporated by reference to Exhibit 3.45.1 of Form S-4 Registration Statement No. 333-123661.

3.27	Articles of Incorporation of Meritage Homes of Texas Holding, Inc. (formerly known as MTH-Texas LP, Inc.)	Incorporated by reference to Exhibit 3.14 of Form S-4 Registration Statement No. 333-64538.

3.27.1	Articles of Merger and Amendment of Meritage Homes of Texas Holding, Inc. (formerly known as MTH-Texas LP, Inc.)	Incorporated by reference to Exhibit 3.27.1 of Form S-4 Registration Statement No. 333-166972.

3.28	Bylaws of Meritage Homes of Texas Holding, Inc. (formerly known as MTH-Texas LP, Inc.)	Incorporated by reference to Exhibit 3.15 of Form S-4 Registration Statement No. 333-64538.

3.29	Restated Articles of Organization of Meritage Homes of Texas Joint Venture Holding Company, LLC (formerly known as Hulen Park Venture, LLC)	Filed herewith.

Exhibit Number	Description	Page or Method of Filing

3.30	Amended and Restated Company Agreement of Meritage Homes of Texas Joint Venture Holding Company, LLC (formerly known as Hulen Park Venture, LLC)	Filed herewith.

3.31	Articles of Organization of Meritage Homes of Texas, LLC	Incorporated by reference to Exhibit 3.31 of Form S-4 Registration Statement No. 333-166972.

3.32	Operating Agreement of Meritage Homes of Texas, LLC	Incorporated by reference to Exhibit 3.32 of Form S-4 Registration Statement No. 333-166972.

3.33	Articles of Organization of Meritage Homes Operating Company, LLC	Incorporated by reference to Exhibit 3.33 of Form S-4 Registration Statement No. 333-166972.

3.34	Operating Agreement of Meritage Homes Operating Company, LLC	Incorporated by reference to Exhibit 3.34 of Form S-4 Registration Statement No. 333-166972.

3.35	Articles of Organization of WW Project Seller, LLC	Incorporated by reference to Exhibit 3.35 of Form S-4 Registration Statement No. 333-166972.

3.36	Certificate of Formation of Carefree Title Agency, Inc.	Filed herewith.

3.37	Bylaws of Carefree Title Agency, Inc.	Filed herewith.

3.38	Certificate of Formation of M&M Fort Myers Holdings, LLC	Filed herewith.

3.39	Limited Liability Company Agreement of M&M Fort Myers Holdings, LLC	Filed herewith.

4.1	Indenture dated March 10, 2005 (re 6.25% Senior Notes due 2015) and Form of 6.25% Senior Notes due 2015	Incorporated by reference to Exhibit 4.4 of Form 10-K for the year ended December 31, 2004.

4.1.1	First Supplemental Indenture, dated April 18, 2005 (re 6.25% Senior Notes due 2015)	Incorporated by reference to Exhibit 4.1.1 of Form S-4 Registration Statement No. 333-123661.

4.1.2	Second Supplemental Indenture, dated September 22, 2005 (re 6.25% Senior Notes due 2015)	Incorporated by reference to Exhibit 4.2 of Form 10-Q for the quarterly period ended September 30, 2005.

4.1.3	Third Supplemental Indenture, dated July 10, 2007 (re 6.25% Senior Notes due 2015)	Incorporated by reference to Exhibit 4.3.3 of Form 10-K for the year ended December 31, 2008.

4.1.4	Instrument of Resignation, Appointment and Acceptance, dated as of May 27, 2008 (re 7% Senior Notes due 2014 and 6.25% Senior Notes due 2015)	Incorporated by reference to Exhibit 4.1 of Form 8-K filed on May 28, 2008.

4.1.5	Fourth Supplemental Indenture, dated March 6, 2009 (re 6.25% Senior Notes due 2015)	Incorporated by reference to Exhibit 4.2 of Form 10-Q for the quarter ended March 31, 2009.

Exhibit Number	Description	Page or Method of Filing

4.1.6	Fifth Supplemental Indenture, dated April 6, 2011 (re 6.25% Senior Notes due 2015)	Incorporated by reference to Exhibit 4.1 of Form 10-Q for the quarter ended March 31, 2011.

4.1.7	Sixth Supplemental Indenture, dated February 14, 2012 (re 6.25% Senior Notes due 2015)	Incorporated by reference to Exhibit 4.2.7 of Form 10-K for the year ended December 31, 2011.

4.1.8	Seventh Supplemental Indenture, dated March 7, 2012 (re 6.25% Senior Notes due 2015)	Incorporated by reference to Exhibit 4.2 of Form 10-Q for the quarter ended March 31, 2012.

4.1.9	Eighth Supplemental Indenture, dated April 10, 2012 (re 6.25% Senior Notes due 2015)	Incorporated by reference to Exhibit 4.2 of Form 8-K dated April 10, 2012.

4.2	Indenture, dated February 23, 2007 (re 7.731% Senior Subordinated Notes due 2017) and Form of 7.731% Senior Subordinated Notes due 2017	Incorporated by reference to Exhibit 4.1 of Form 8-K dated February 23, 2007.

4.2.1	First Supplemental Indenture, dated July 10, 2007 (re 7.731% Senior Subordinated Notes due 2017)	Incorporated by reference to Exhibit 4.4.1 of Form 10-K for the year ended December 31, 2008.

4.2.2	Instrument of Resignation, Appointment and Acceptance, dated as of May 27, 2008 (re 7.731% Senior Subordinated Notes due 2017)	Incorporated by reference to Exhibit 4.2 of Form 8-K filed on May 28, 2008.

4.2.3	Second Supplemental Indenture, dated March 6, 2009 (re 7.731% Senior Subordinated Notes due 2017)	Incorporated by reference to Exhibit 4.1 of Form 10-Q for the quarter ended March 31, 2009.

4.2.4	Third Supplemental Indenture, dated April 6, 2011 (re 7.731% Senior Subordinated Notes due 2017)	Incorporated by reference to Exhibit 4.3 of Form 10-Q for the quarter ended March 31, 2011.

4.2.5	Fourth Supplemental Indenture, dated February 14, 2012 (re 7.731% Senior Subordinated Notes due 2017)	Incorporated by reference to Exhibit 4.3.5 of Form 10-K for the year ended December 31, 2011.

4.2.6	Fifth Supplemental Indenture, dated March 7, 2012 (re 7.731% Senior Subordinated Notes due 2017)	Incorporated by reference to Exhibit 4.3 of Form 10-Q for the quarter ended March 31, 2012.

4.3	Indenture, dated April 13, 2010 (re 7.15% Senior Notes due 2020) and Form of 7.15% Senior Notes due 2020	Incorporated by reference to Exhibit 4.1 of Form 8-K filed on April 14, 2010.

4.3.1	First Supplemental Indenture, dated April 6, 2011 (re 7.15% Senior Notes due 2020)	Incorporated by reference to Exhibit 4.2 of Form 10-Q for the quarter ended March 31, 2011.

4.3.2	Second Supplemental Indenture, dated February 14, 2012 (re 7.15% Senior Notes due 2020)	Incorporated by reference to Exhibit 4.4.2 of Form 10-K for the year ended December 31, 2011.

4.3.3	Third Supplemental Indenture, dated March 7, 2012 (re 7.15% Senior Notes due 2020)	Incorporated by reference to Exhibit 4.4 of Form 10-Q for the quarter ended March 31, 2012.

Exhibit Number	Description	Page or Method of Filing

4.4	Indenture, dated April 10, 2012 (re 7% Senior Notes due 2022) and Form of 7% Senior Notes due 2022	Incorporated by reference to Exhibit 4.1 of Form 8-K dated April 10, 2012.

4.5	Registration Rights Agreement, dated April 10, 2012 (re 7% Senior Notes due 2022)	Incorporated by reference to Exhibit 10.1 of Form 8-K filed on April 10, 2012.

5.1	Opinion of Snell & Wilmer L.L.P. regarding the legality of the securities being registered	Filed herewith.

10.1	2006 Annual Incentive Plan*	Incorporated by reference to Appendix C of the Proxy Statement for the 2006 Annual Meeting of Stockholders.

10.2	Amended 1997 Meritage Stock Option Plan*	Incorporated by reference to Exhibit 10.3 of Form 10-K for the year ended December 31, 2004.

10.3	Meritage Homes Corporation 2006 Stock Incentive Plan*	Incorporated by reference to Exhibit 4.8 of Form S-8 Registration Statement No. 333-166991.

10.3.1	Representative Form of Restricted Stock Agreement*	Incorporated by reference to Exhibit 4.9 of Form S-8 Registration Statement No. 333-166991.

10.3.2	Representative Form of Restricted Stock Agreement (2006 Plan; Executive Officer)*	Incorporated by reference to Exhibit 4.9.1 of Form S-8 Registration Statement No. 333-166991.

10.3.3	Representative Form of Restricted Stock Agreement (2006 Plan; Non-Employee Director)*	Incorporated by reference to Exhibit 4.9.2 of Form S-8 Registration Statement No. 333-166991.

10.3.4	Representative Form of Non-Qualified Stock Option Agreement (2006 Plan)*	Incorporated by reference to Exhibit 4.10 of Form S-8 Registration Statement No. 333-166991.

10.3.5	Representative Form of Incentive Stock Option Agreement (2006 Plan)*	Incorporated by reference to Exhibit 4.4 of Form S-8 Registration Statement No. 333-134637.

10.3.6	Representative Form of Stock Appreciation Rights Agreement (2006 Plan)*	Incorporated by reference to Exhibit 4.5 of Form S-8 Registration Statement No. 333-134637.

10.4	Third Amended and Restated Employment Agreement between the Company and Steven J. Hilton*	Incorporated by reference to Exhibit 10.1 of Form 8-K dated January 9, 2010.

10.4.1	Third Amended and Restated Change of Control Agreement between the Company and Steven J. Hilton	Incorporated by reference to Exhibit 10.5 of Form 8-K dated January 19, 2010.

10.5	Third Amended and Restated Employment Agreement between the Company and Larry W. Seay*	Incorporated by reference to Exhibit 10.2 of Form 8-K filed on January 20, 2010.

10.5.1	Third Amended and Restated Change of Control Agreement between the Company and Larry W. Seay*	Incorporated by reference to Exhibit 10.6 of Form 8-K filed on January 20, 2010.

Exhibit Number	Description	Page or Method of Filing

10.6	Amended and Restated Employment Agreement between the Company and Steven Davis*	Incorporated by reference to Exhibit 10.4 of Form 8-K filed on January 20, 2010.

10.6.1	Amended and Restated Change of Control Agreement between the Company and Steven Davis*	Incorporated by reference to Exhibit 10.8 of Form 8-K filed on January 20, 2010.

10.7	Amended and Restated Employment Agreement between the Company and C. Timothy White*	Incorporated by reference to Exhibit 10.3 of Form 8-K filed on January 20, 2010.

10.7.1	Amended and Restated Change of Control Agreement between the Company and C. Timothy White*	Incorporated by reference to Exhibit 10.7 of Form 8-K filed on January 20, 2010.

12.1	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	Filed herewith.

21.1	List of Subsidiaries	Filed herewith.

23.1	Consent of Deloitte & Touche LLP	Filed herewith.

23.2	Consent of Snell & Wilmer L.L.P.	Included in Exhibit 5.1.

24.1	Powers of Attorney	Included in Signature Pages.

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of Wells Fargo Bank, National Association	Filed herewith.

99.1	Form of Letter of Transmittal	Filed herewith.

99.2	Form of Notice of Guaranteed Delivery	Filed herewith.

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	Filed herewith.

99.4	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	Filed herewith.

99.5	Form of Instructions from Beneficial Owner to DTC Participant	Filed herewith.
*	Indicates a management contract or compensation plan.